                                                                     EXHIBIT 2.1



                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE




---------------------------------------------
                                             )
In re:                                       )     Chapter 11
                                             )
AXISTEL COMMUNICATIONS, INC.,                )     Case No. 01-10005 (RJN)
NOVO NETWORKS GLOBAL SERVICES, INC.,         )
NOVO NETWORKS INTERNATIONAL SERVICES, INC.,  )     Jointly Administered
E.VOLVE TECHNOLOGY GROUP, INC.,              )
NOVO NETWORKS OPERATING CORP.,               )
NOVO NETWORKS METRO SERVICES, INC.           )
                                             )
         Debtors.                            )
                                             )
---------------------------------------------



--------------------------------------------------------------------------------

                   FIRST AMENDED PROPOSED DISCLOSURE STATEMENT
                 PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE
               WITH RESPECT TO THE FIRST AMENDED JOINT CHAPTER 11
                    PLAN BY AXISTEL COMMUNICATIONS, INC., ITS
                   AFFILIATED DEBTORS AND NOVO NETWORKS, INC.

--------------------------------------------------------------------------------



THE BAYARD FIRM                              CONNOLLY BOVE LODGE & HUTZ LLP
222 Delaware Avenue                          1220 Market Street
Wilmington, DE 19801                         Wilmington, DE 19801
(302) 655-5000                               (302) 658-9141

ATTORNEYS FOR THE DEBTORS AND                         -and-
DEBTORS IN POSSESSION
                                             WHITE & CASE LLP
                                             First Union Financial Center
                                             200 South Biscayne Boulevard
                                             Miami, FL 33131-2352
                                             (305) 371-2700

                                             ATTORNEYS FOR NOVO NETWORKS, INC.
Dated:   January 15, 2002

                                TABLE OF CONTENTS


                                                                                              Page
I. INTRODUCTION ............................................................................    1

II.    NOTICE TO HOLDERS OF CLAIMS AND EQUITY INTERESTS ....................................    2

III.  EXPLANATION OF CHAPTER 11 ............................................................    3

       A.      Overview of Chapter 11 ......................................................    3
       B.      Chapter 11 Plan .............................................................    4

IV.   OVERVIEW OF THE PLAN .................................................................    6

       A.      General .....................................................................    6
       B.      Summary of Classification and Treatment Under the Plan ......................    8
               1.   Classified Claims and Interests Against e.Volve ........................    9
               2.   Classified Claims and Interests Against the
                    AxisTel Debtors (Other Than NNISI) .....................................   10
               3.   Classified Claims and Interests Against NNISI ..........................   12
               4.   Classified Claims and Interests Against NNOC ...........................   13
       C.      Unclassified Claims Against the Debtors .....................................   15
       D.      Distributions to Classes of Creditors Pursuant to the Plan ..................   16

V.    BACKGROUND OF DEBTORS ................................................................   18

       A.      Operations ..................................................................   18
       B.      Competition .................................................................   18
       C.      History of Debtors ..........................................................   19
               1.   Acquisition by NNI .....................................................   19
               2.   Initial Business Plan ..................................................   19
               3.   Events Precipitating Chapter 11 Filings ................................   19
       D.      Recent Financial Performance, Condition of Debtors ..........................   20

VI.   PREPETITION LITIGATION ...............................................................   20

       A.      Wholesale Telecom Corporation v. Novo Networks International Services,
               Inc .........................................................................   20
       B.      Eltrax Systems, Inc. v. Orix Systems, Inc.,
               Orix Global Communications, Inc., and Kerry Rogers ..........................   21

VII.  THE CHAPTER 11 CASES .................................................................   21

       A.      Commencement of the Chapter 11 Cases ........................................   21
       B.      Continuation of Business After the Petition Date ............................   21

                 1.       DIP Credit Facility ..............................................   22
                 2.       Employee Matters .................................................   22
                 3.       Maintenance of Utility Services ..................................   23
                 4.       Retention of Professionals .......................................   23
                 5.       Critical Trade Vendors and Suppliers .............................   23
                 6.       Other First Day Orders ...........................................   24
        C.       Formation Meeting for Statutory Creditors' Committee ......................   24
        D.       Case Administration .......................................................   24
                 1.       Rejection of Executory Contracts and Unexpired Leases ............   24
                 2.       Extension of Time to Assume or Reject ............................   25
                 3.       The Debtors' Schedules; Establishing a Bar Date and Claims
                          Objection Procedures .............................................   25
                 4.       Exclusivity ......................................................   26
        E.       Significant Claims and Postpetition Disputes ..............................   26
                 1.       RSL ..............................................................   26
                 2.       Unsecured Claims .................................................   27
                 3.       Turnover Actions .................................................   28
        F.       Termination of Prepaid Calling Card Business ..............................   28
        G.       Indefeasible Right of Use ("IRU") .........................................   29
        H.       Disputes with Qwest; Litigation Claim .....................................   29
        I.       Jersey City Operations ....................................................   29
        J.       Siemens Switch ............................................................   30
        K.       Asset Sales ...............................................................   30
        L.       Causes of Action Against Third Parties, Including Creditors ...............   31

VIII. SUMMARY OF THE PLAN ..................................................................   31

        A.       Classification and Treatment of Claims and Equity Interests ...............   31
                 1.       Unclassified Claims ..............................................   32
                 2.       Classified Claims ................................................   33
        B.       Implementation of Plan ....................................................   35
                 1.       The Qwest Litigation .............................................   35
                 2.       The Auction ......................................................   35
                 3.       The Trust ........................................................   36
        C.       Conditions to Confirmation ................................................   36
        D.       Conditions Precedent to the Effective Date under the Plan .................   36
        E.       Executory Contracts and Unexpired Leases ..................................   37
        F.       Fractional Distributions ..................................................   37
        G.       Provisions for Treatment of Contested Claims ..............................   37
        H.       New Charters and By-Laws ..................................................   38
        I.       Satisfaction of Claims ....................................................   38
        J.       Modification of the Plan ..................................................   39
        K.       Revocation or Withdrawal of the Plan ......................................   39
        L.       Vesting of Rights of Action ...............................................   39
        M.       Third Party Agreements; Subordination .....................................   40
        N.       Exculpation ...............................................................   40

        O.       Injunctions ...............................................................   41
        P.       Supplemental Documents ....................................................   41
        Q.       Retention of Jurisdiction .................................................   41

IX.   CONFIRMATION AND CONSUMMATION PROCEDURE ..............................................   43

         A.      Solicitation of Votes .....................................................   43
         B.      The Confirmation Hearing ..................................................   44
         C.      Confirmation ..............................................................   45
                 1.       Acceptance .......................................................   45
                 2.       Cramdown -- Unfair Discrimination and Fair and Equitable Tests ...   45
                 3.       Feasibility ......................................................   46
                 4.       Best Interests of Creditors Test .................................   46
         D.      Consummation ..............................................................   48

X.    MANAGEMENT OF THE REORGANIZED DEBTORS ................................................   48

XI.   RISK FACTORS .........................................................................   48

         A.      Financial Information; Disclaimer .........................................   48
         B.      Litigation Outcomes .......................................................   48
         C.      Certain Bankruptcy Considerations .........................................   49
                 1.       Risk of Non-Confirmation of the Plan .............................   49
                 2.       Nonconsensual Confirmation .......................................   49
                 3.       Delays of Confirmation and/or Effective Date .....................   49
         D.      Certain Regulatory Considerations .........................................   50

XII.  CERTAIN MATERIAL INCOME TAX CONSEQUENCES OF THE PLAN .................................   50

         A.      U.S. Federal Income Tax Consequences to Holders
                 of Allowed Claims and Equity Interests ....................................   50
                 1.       Tax Consequences by Class ........................................   51
         B.      Certain Other U.S. Federal Income Tax Considerations for Holders of
                 Allowed Claims ............................................................   53
                 1.       Accrued Interest and Accrued Dividends ...........................   53
                 2.       Market Discount ..................................................   53
         C.      U.S. Federal Income Tax Consequences to the Debtor ........................   53
                 1.       Discharge of Indebtedness Income .................................   53
                 2.       Gain or Loss on Sale of Assets and Exchange of Contingent
                          Payment Rights ...................................................   54
                 3.       Accrued Interest .................................................   54
                 4.       Alternative Minimum Tax ..........................................   55

XIII.  ALTERNATIVES TO THE PLAN ............................................................   55

        A.       Liquidation Under Chapter 7 of the Bankruptcy Code ........................   56
        B.       Alternatives to Chapter 11 Plan ...........................................   56

XIV. CONCLUSION AND RECOMMENDATION .........................................................   56


EXHIBITS

 Exhibit A........... First Amended Joint Chapter 11 Plan by AxisTel Communications, Inc,
                      Its Affiliated Debtors and Novo Networks, Inc.

 Exhibit B........... Order of the Bankruptcy Court, dated on or about January 15, 2002
                      (the "Approval Order"), (i) Approving Form of Ballot and Proposed
                      Solicitation and Tabulation Procedures, (ii) Fixing the Date, Time
                      and Place for Voting on Chapter 11 Plan, (iii) Prescribing the Forms
                      and Manner of Notice thereof, (iv) Fixing the Last Date for Filing
                      Objections to Chapter 11 Plan; and (v) Scheduling a Hearing to Consider
                      Confirmation of Chapter 11 Plan

 Exhibit C........... Ballot Tabulation and Solicitation Procedures, as approved by the Approval
                      Order (the "Voting Procedures")

 Exhibit D........... The Liquidation Analysis


                                 I. INTRODUCTION


         AxisTel Communications, Inc. ("AxisTel"), Novo Networks Global Services, Inc. ("NNGSI"), Novo Networks International Services, Inc. ("NNISI"), e.Volve Technology Group, Inc., ("e.Volve"), Novo Networks Operating Corp. ("NNOC") and Novo Networks Metro Services, Inc. ("NNMSI," and together with AxisTel, NNGSI, NNISI, e.Volve and NNOC, the "Debtors"), as debtors and debtors in possession in the above-referenced chapter 11 cases (the "Chapter 11 Cases") and Novo Networks, Inc. ("NNI," and together with the Debtors, the "Proponents") submit this amended disclosure statement (the "Disclosure Statement") pursuant to Section 1125 of title 11 of the United States Code (11 U.S.C. sections 101 et seq., the "Bankruptcy Code") with respect to the First Amended Joint Chapter 11 Plan by AxisTel Communications, Inc., its Affiliated Debtors and Novo Networks, Inc. (the "Plan"). (1) This Disclosure Statement is to be used in connection with the solicitation of acceptances of the Plan, filed by the Proponents with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). A copy of the Plan is attached hereto as Exhibit "A." UNLESS OTHERWISE DEFINED HEREIN, TERMS USED HEREIN HAVE THE MEANING ASCRIBED THERETO IN THE PLAN (SEE ARTICLE I OF THE PLAN ENTITLED "DEFINITIONS AND INTERPRETATIONS").

         Attached as Exhibits to this Disclosure Statement are the following documents:

         o       The Plan (Exhibit "A").

         o Order of the Bankruptcy Court, dated on or about January 15, 2002 (the "Approval Order"), (i) Approving Form of Ballot and Proposed Solicitation and Tabulation Procedures, (ii) Fixing the Date, Time and Place for Voting on Chapter 11 Plan, (iii) Prescribing the Forms and Manner of Notice thereof, (iv) Fixing the Last Date for Filing Objections to Chapter 11 Plan; and (v) Scheduling a Hearing to Consider Confirmation of Chapter 11 Plan (Exhibit "B").

         o Ballot Tabulation and Solicitation Procedures, as approved by the Approval Order (the "Voting Procedures") (Exhibit "C").

         o       The Liquidation Analysis (Exhibit "D").

         In addition, the ballot (the "Ballot") for acceptance or rejection of the Plan is enclosed with this Disclosure Statement if you are entitled to vote to accept or reject the Plan.


----------
(1) In filing this proposed Disclosure Statement and the Plan jointly with NNI, the Debtors do not waive, and fully reserve, their rights to exclusivity under 11 U.S.C. section 1121.

              II. NOTICE TO HOLDERS OF CLAIMS AND EQUITY INTERESTS

         The purpose of this Disclosure Statement is to enable you, as a creditor whose Claim is impaired under the Plan, to make an informed decision in exercising your right to vote to accept or reject the Plan. See "Confirmation and Consummation Procedure -- Solicitation of Votes."

         THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

         THIS DISCLOSURE STATEMENT CONTAINS IMPORTANT INFORMATION THAT MAY BEAR UPON YOUR DECISION TO ACCEPT OR REJECT THE PLAN. PLEASE READ THIS DOCUMENT WITH CARE.

         On or about January 14, 2002, after notice and a hearing, the Bankruptcy Court entered an order pursuant to Section 1125 of the Bankruptcy Code, approving this Disclosure Statement (the "Approval Order") as containing adequate information of a kind, and in sufficient detail, to enable a hypothetical, reasonable investor typical of the solicited classes of Claims against the Debtors to make an informed judgment with respect to the acceptance or rejection of the Plan. A true and correct copy of the Approval Order is attached hereto as Exhibit "B," and should be referred to for details regarding the procedures for the solicitation of votes on the Plan.

         APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT DOES NOT CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT OF THE FAIRNESS OR MERITS OF THE PLAN OR THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT.

         Each holder of a Claim entitled to vote to accept or reject the Plan should read this Disclosure Statement and the Plan in their entirety before voting. No solicitation of votes to accept or reject the Plan may be made except pursuant to this Disclosure Statement and Section 1125 of the Bankruptcy Code. Except for the Proponents and their professionals, no person has been authorized to use or promulgate any information concerning the Debtors, their businesses or the Plan, other than the information contained in this Disclosure Statement. You should not rely on any information relating to the Debtors, their businesses or the Plan other than that contained in this Disclosure Statement and the Plan and the exhibits hereto and thereto.

         After carefully reviewing this Disclosure Statement, including the attached exhibits, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed Ballot and returning the same to the address set forth on the ballot, in the enclosed return envelope so that it will be actually received by the Debtors' balloting agent, Logan & Company, Inc., 546 Valley Road, Upper Montclair, NJ 07043, no later than 4:00 p.m., Prevailing Eastern Time, on February 20, 2002 (the "Voting Deadline").

         You may be bound by the Plan if it is accepted by the requisite holders of Claims, even if you do not vote to accept the Plan. See "Confirmation and Consummation Procedure -- Solicitation of Votes; Confirmation -- Acceptance."

         TO BE SURE YOUR BALLOT IS COUNTED, YOUR BALLOT MUST BE ACTUALLY RECEIVED NO LATER THAN 4:00 P.M., PREVAILING EASTERN TIME ON FEBRUARY 20, 2002. For a general description of the voting instructions and the name, address and phone number of the person you may contact if you have questions regarding the voting procedures, see "Confirmation and Consummation Procedures -- Solicitation of Votes."

         Pursuant to Section 1128 of the Bankruptcy Code, the Bankruptcy Court has scheduled a hearing to consider confirmation of the Plan (the "Confirmation Hearing") on March 1, 2002 at 9:30 a.m., Prevailing Eastern Time, before the Honorable Randall J. Newsome, United States Bankruptcy Judge, 844 King Street, 2nd Floor, Wilmington, Delaware. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be filed and served on or before February 20, 2002 at 4:00 p.m., Prevailing Eastern Time, in the manner described under the caption, "Confirmation and Consummation Procedure -- The Confirmation Hearing."

         THE PROPONENTS BELIEVE THAT THE PLAN MAXIMIZES CREDITOR RECOVERIES AND URGE ALL HOLDERS OF IMPAIRED CLAIMS TO VOTE TO ACCEPT THE PLAN.


                         III. EXPLANATION OF CHAPTER 11



 A.      OVERVIEW OF CHAPTER 11.


         Chapter 11 is the principal reorganization chapter of the Bankruptcy code. Pursuant to Chapter 11, a debtor in possession attempts to reorganize its business for the benefit of the debtor, its creditors and other parties in interest. All debtors except NNMSI commenced their Chapter 11 cases with the Bankruptcy Court by filing voluntary petitions for relief under Chapter 11 of the Bankruptcy Code on July 30, 2001 (the "Petition Date"). NNMSI commenced its Chapter 11 case on September 14, 2001 (The "NNMSI Petition Date"). The Chapter 11 Cases for each of AxisTel, NNGSI, NNISI, e.Volve, NNOC and NNMSI are being jointly administered under Case No. 01-10005 (RJN). See "The Chapter 11 Cases -- Commencement of the Chapter 11 Cases."

         The commencement of a chapter 11 case creates an estate comprised of all the legal and equitable interests of the debtor in property as of the date the petition is filed. Sections 1101, 1107 and 1108 of the Bankruptcy Code provide that a debtor may continue to operate its business and remain in possession of its property as a "debtor in possession" unless the bankruptcy court orders the appointment of a trustee. In the present Chapter 11 Cases, the Debtors have remained in possession of their property and continue to manage their businesses as debtors in possession. See "The Chapter II Cases -- Continuation of Business After the Petition Date."

         The filing of a chapter 11 petition also triggers the automatic stay provisions of the Bankruptcy Code. Section 362 of the Bankruptcy Code provides, among other things, for an automatic stay of all attempts to collect or recover prepetition claims from the debtor or to otherwise interfere with, or exercise control over, the debtor's property or business. Except as otherwise ordered by the Bankruptcy Court, the automatic stay remains in full force and effect until the effective date of a confirmed chapter 11 plan. In the present Chapter 11 Cases no creditor or party in interest has obtained relief from the automatic stay as of the date of this Disclosure Statement.

         The formulation of a chapter 11 plan is the principal purpose of a chapter 11 case. The plan sets forth the means for satisfying claims against and interests in the debtor. Unless a trustee is appointed, only the debtor may file a plan during the first 120 days of a chapter 11 case (the "Exclusive Filing Period"). Section 1121(d) of the Bankruptcy Code, however, permits the court to extend or reduce the Exclusive Filing Period upon a showing of "cause." After the Exclusive Filing Period has expired, a creditor or other party in interest may file a plan, unless the debtor has filed a plan within the Exclusive Filing Period, in which case, the debtor is given 60 additional days pursuant to
Section 1121(d) of the Bankruptcy Code (the "Exclusive Solicitation Period" and, collectively, with the Exclusive Filing Period, the "Exclusive Periods") during which it may solicit acceptances of its plan. The Exclusive Periods may also be extended or reduced by the court upon a showing of "cause." In the present Chapter 11 Cases, the Debtors' original Exclusive Filing Period and Exclusive Solicitation Period were scheduled to expire on November 27, 2001 and January 26, 2002, respectively. By Order dated December 6, 2001, such periods were extended to January 31, 2002 and March 31, 2002, respectively.


B.       CHAPTER 11 PLAN.


         A chapter 11 plan may provide for anything from a complex restructuring of a debtor's business and its related obligations to a simple liquidation of the debtor's assets. In either event, upon confirmation of the plan, it becomes binding on the debtor and all of its creditors and equity holders, and the obligations owed by the debtor to such parties are compromised and exchanged for the obligations specified in the plan.

         After a chapter 11 plan has been filed, the holders of impaired claims against and interests in a debtor are permitted to vote to accept or reject the plan, provided such holders are to receive distributions under the plan. Before soliciting acceptances to the proposed plan, Section 1125 of the Bankruptcy Code requires the debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan. THIS DISCLOSURE STATEMENT IS PRESENTED TO HOLDERS OF CLAIMS AGAINST THE DEBTORS TO SATISFY THE REQUIREMENTS OF SECTION 1125 OF THE BANKRUPTCY CODE IN CONNECTION WITH THE PROPONENTS' SOLICITATION OF VOTES ON THE PLAN.

         If all classes of claims and interests accept a chapter 11 plan, the bankruptcy court may confirm the plan if the court independently determines that the requirements of Section 1129 of the Bankruptcy Code have been satisfied. See "Confirmation and Consummation Procedure." Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a plan and, among other things, requires that a plan meet the "best interests" of creditors test and be "feasible." The "best interests" test generally requires that the value of the consideration to be distributed to the holders of claims or equity interests under a plan is not less than those parties would receive if the debtor were liquidated pursuant to a hypothetical liquidation occurring under chapter 7 of the Bankruptcy Code. Under the "feasibility" requirement, the court generally must find that there is a reasonable probability that the debtor will be able to meet its obligations under its plan without the need for further financial reorganization. WITH THE EXCEPTION OF APPROVAL OF THE PLAN BY ALL IMPAIRED CLASSES, THE PROPONENTS BELIEVE THAT THE PLAN SATISFIES ALL THE APPLICABLE REQUIREMENTS OF SECTION 1129(a) OF THE BANKRUPTCY CODE, INCLUDING, IN PARTICULAR, THE BEST INTERESTS OF CREDITORS TEST AND THE FEASIBILITY REQUIREMENT.

         Chapter 11 does not require that each holder of a claim or interest in a particular class vote in favor of a chapter 11 plan in order for the bankruptcy court to determine that the class has accepted the plan. See "Confirmation and Consummation Procedure -- Solicitation of Votes." Rather, a class of claims will be determined to have accepted the plan if the court determines that the plan has been accepted by a majority in number and two-thirds in amount of those claims actually voting in such class. IN THE PRESENT CASES, ONLY THE HOLDERS OF CLAIMS WHO ACTUALLY VOTE WILL BE COUNTED AS EITHER ACCEPTING OR REJECTING THE PLAN.

         In addition, classes of claims or equity interests that are not "impaired" under a chapter 11 plan are conclusively presumed to have accepted the plan and thus are not entitled to vote. See "Confirmation and Consummation Procedure -- Solicitation of Votes." Accordingly, acceptances of a plan will generally be solicited only from those persons who hold claims or equity interests in an impaired class. A class is "impaired" if the legal, equitable, or contractual rights associated with the claims or equity interests of that class are modified in any way under the plan. Modification for purposes of determining impairment, however, does not include curing defaults and reinstating maturity or payment in full in cash on the effective date of the plan. CLASS 1 (PRIORITY CLAIMS) AND CLASS 2 (SECURED CLAIMS) ARE UNIMPAIRED UNDER THE PLAN, WHILE CLASS 3 (UNSECURED CLAIMS) AND CLASS 4 (EQUITY INTERESTS) ARE IMPAIRED. CLASS 3 AND CLASS 4 ARE ENTITLED TO VOTE ON THE PLAN. CLASS 1 AND CLASS 2 ARE DEEMED TO HAVE ACCEPTED THE PLAN.

         The bankruptcy court may also confirm a chapter 11 plan even though fewer than all classes of impaired claims and equity interests accept it. For a chapter 11 plan to be confirmed despite its rejection by a class of impaired claims or equity interests, the proponent of the plan must show, among other things, that the plan does not "discriminate unfairly" and that the plan is "fair and equitable" with respect to each impaired class of claims or equity interests that has not accepted the plan. See "Confirmation and Consummation Procedure."

         Under Section 1129(b) of the Bankruptcy Code, a plan is "fair and equitable" as to a rejecting class of claims or equity interests if, among other things, the plan provides: (a) with respect to secured claims, that each such holder will receive or retain on account of its claim property that has a value, as of the effective date of the plan, an amount equal to the allowed amount of such claim or such other treatment as accepted by the holder of such claim; and
(b) with respect to unsecured claims and equity interests, that the holder of any claim or equity interest that is junior to the claims or equity interests of such class will not receive or retain on account of such junior claim or equity interest any property at all unless the senior class is paid in full.

         A plan does not "discriminate unfairly" against a rejecting class of claims or equity interests if (a) the relative value of the recovery of such class under the plan does not differ materially from that of any class (or classes) of similarly situated claims or equity interests, and (b) no senior class of claims or equity interests is to receive more than 100% of the amount of the claims or equity interests in such class. THE PROPONENTS BELIEVE THAT THE PLAN HAS BEEN STRUCTURED SO THAT IT WILL SATISFY THE FOREGOING REQUIREMENTS AS TO ANY REJECTING CLASS OF CLAIMS OR EQUITY INTERESTS, AND CAN THEREFORE BE CONFIRMED DESPITE A REJECTION BY HOLDERS OF UNSECURED CLAIMS IN CLASS 3 OR EQUITY INTERESTS IN CLASS 4.


                            IV. OVERVIEW OF THE PLAN



 A.      GENERAL.

         The Plan effectuates an orderly liquidation through (i) the auction of the debtor e.Volve's core telecommunications assets, (ii) the liquidation of the Debtors' other telecommunication assets, and (iii) the prosecution of causes of action against third parties, including without limitation, Qwest Communications Corporation ("Qwest"). The Plan also incorporates a global settlement of all Claims and Causes of Action as between each of the respective Proponents as of the Effective Date of the Plan.

         The Plan preserves the business of e.Volve during an auction process and maximizes the value realized from the other non-operating assets of e.Volve and other Debtors through an orderly sale or disposition of such assets. During the Chapter 11 Cases, to prevent the continued incurrence of significant operating losses, the Debtors terminated substantially all operations of the AxisTel Debtors. The remaining assets of the AxisTel Debtors are miscellaneous telecommunications equipment and related assets, an IRU (an indefeasible right of use for fiber optic transport between New York and Los Angeles) and possibly a "Siemens Switch" (an ESWD telecommunications switch "leased" from Telecommunications Finance Group of Siemens Carriers Networks LLC).(2) The AxisTel Debtors anticipate the completion of the sale or disposition of these business-related assets before confirmation of the Plan. They have sought approval of the retention of an auctioneer, Dove Bid, Inc. ("Dove Bid"), to assist in that process.



----------

(2) There may be an issue whether the transaction with Siemens involved a "lease" rather than a secured financing. In any event, to ensure that the estates were relieved of any unnecessary administrative expenses, on December 21, 2001, the Debtors filed a motion pursuant to section 365 to reject such "lease," which was pending as of the date of this Disclosure Statement. A further description of the Siemens Switch and potential claims against Siemens is set forth in Section VII.J.

         Historically, e.Volve was a provider of packet-based telecommunications services, delivering lost-cost, high quality network transport for the United States to Mexico market. Prior to the Petition Date a substantial portion of e.Volve's revenue for that business was derived from Qwest. Following the Petition Date virtually all of e.Volve's revenues were generated from Qwest traffic. During the first 60 days of these cases, e.Volve developed a business plan centered on a long-term relationship with Qwest. That plan, however, was dependent upon obtaining certain commitments and/or definitive agreements from Qwest. The Debtors' initial chapter 11 plan filed in early October, 2001, contemplated such a relationship.

         Unfortunately, e.Volve did not receive the definite agreements or commitments from Qwest. To the contrary, Qwest would terminate the relationship in November 2001, leaving e.Volve without any revenue-generating customers. The Debtors were unable to revive the relationship, despite intense efforts to do so. The Proponents believe they have various causes of action against Qwest, as described more fully in Section VII.H. A centerpiece of the Plan is the prosecution of such actions.

         Despite a concentrated effort by e.Volve, it was unable to develop new customer relationships with alternative providers. Accordingly, in December 2001 the Debtors decided to change their strategic direction in these cases by preserving their core assets for a sale, commencing an auction process for such sale, and eliminating any unnecessary obligations to minimize additional administrative expenses. The Plan contemplates that strategy, while preserving the Debtors' ability to commence causes of action against Qwest and other third parties. The Plan also reflects the continued effort of the AxisTel Debtors to sell or dispose of substantially all of their assets through the assistance of an auctioneer.

         In accordance with section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019, in consideration of, among other things (a) the settlement of any and all intercompany claims by or against each of the Proponents as of the Effective Date (except as otherwise provided in the Plan), (b) the payment of the Settlement Proceeds to the AxisTel Debtors, (c) the release of the e.Volve Claim against the AxisTel Debtors in the approximate amount of $1.5 million (which is a prepetition unsecured claim), (d) the retention of the AxisTel Equity Interests by NNOC pursuant to the Plan, (e) the DIP Financing by NNI necessary for administration of the Chapter 11 Cases and consummation of the Plan, (f) funding by NNI of the prosecution of the Qwest Litigation Claim as provided by Section 7.1 of the Plan, and (g) other good and valuable consideration, without which this Plan could not be confirmed and consummated, on the Effective Date, Section 7.10 of the Plan provides that each Proponent shall be conclusively and irrevocably deemed to have released any and all Claims and Causes of Action of such Proponent, on the one hand, against each other Proponent and each of their respective subsidiaries, officers, directors, employees, agents, representatives, advisors, attorneys, successors and assigns, on the other hand, based in whole or in part on any act, omission, event, circumstance, condition or thing that occurred or existed prior to the Effective Date; provided however, Claims and Causes of Action of the Debtors against the directors, officers and employees of the Debtors who did not serve in such capacities after the Petition Date or were terminated by the Debtors after the Petition Date shall be preserved in accordance with Section 7.9 of the Plan. As set forth in

Section 13.22 of the Plan, on the Effective Date, all Persons who have been, are, or may be holders of Claims against or Equity Interests in the Debtors and their subsidiaries shall be enjoined from taking any action against or affecting the Proponents, the Estates, or the Assets with respect to such Claims or Equity Interests (other than to enforce provisions of the Plan). Entry of the Confirmation Order shall constitute approval of the Settlement and authorize the parties to take all actions that are necessary or appropriate to implement and give effect to the Settlement.


B.       SUMMARY OF CLASSIFICATION AND TREATMENT UNDER THE PLAN.


         The following table provides a summary of the classification and treatment under the Plan of all Claims and Equity Interests and is intended only to highlight information contained elsewhere in this Disclosure Statement. The summary is qualified in its entirety by the more detailed information in the Plan, the financial statements, including the notes thereto, the pro forma information appearing elsewhere in this Disclosure Statement, the Exhibits hereto, and the other documents referenced herein. The Administrative Claims and Tax Claims shown below constitute the Debtors' estimate of the amount of such Claims to be paid in cash on the Effective Date, taking into account amounts paid or projected to be paid prior to that date. The total amount of Allowed Priority Claims, Allowed Secured Claims and Allowed Unsecured Claims shown below reflects the Debtors' current estimate, based upon the Debtors' schedules, books and records, and the informed opinion of the Debtors' financial advisors and other professionals, of the likely amount of such Claims, after the resolution by settlement or litigation of Claims that the Debtors believe are subject to disallowance or reduction. However, because no assurances can be provided regarding the amount of Claims that will ultimately be disallowed or reduced, and because numerous Claims have been filed that exceed the amounts reflected for such Claims in the Debtors' schedules, distributions under the Plan to certain classes of claims may differ substantially from the projected ultimate recoveries reflected below. Reference should be made to the entire Disclosure Statement and to the Plan for a complete description of the classification and treatment of Claims and Equity Interests.

         THE PLAN CLASSIFIES CLAIMS AGAINST AND EQUITY INTERESTS IN EACH DEBTOR AS FOLLOWS: EXCEPT FOR THE AXISTEL DEBTORS (OTHER THAN NNISI), THE CLAIMS AGAINST AND EQUITY INTERESTS IN EACH DEBTOR SHALL BE TREATED SEPARATELY FOR ALL PURPOSES UNDER THE PLAN (INCLUDING, BUT NOT LIMITED TO, DISTRIBUTIONS AND VOTING). WITH RESPECT TO THE AXISTEL DEBTORS (OTHER THAN NNISI), THEIR ESTATES SHALL BE SUBSTANTIVELY CONSOLIDATED UNDER THE PLAN AND CLAIMS AGAINST AND EQUITY INTERESTS IN SUCH DEBTORS SHALL BE TREATED AS ONE FOR PURPOSES OF VOTING AND DISTRIBUTIONS. WITH RESPECT TO VOTING, SUBSTANTIVE CONSOLIDATION MEANS THAT IN TABULATING THE VOTES OF EACH VOTING CLASS, THE BALLOTS CAST BY THE HOLDERS OF CLAIMS AGAINST OR EQUITY INTERESTS IN AXISTEL, NNGSI AND NNMSI SHALL BE COMBINED. WITH RESPECT TO DISTRIBUTIONS, SUBSTANTIVE CONSOLIDATION MEANS (i) ALL ASSETS OF AXISTEL, NNGSI AND NNMSI SHALL BE POOLED TOGETHER AND AVAILABLE FOR DISTRIBUTION TO CREDITORS AND EQUITYHOLDERS OF SUCH DEBTORS, AND (ii) EACH CLAIM AGAINST AXISTEL, NNGSI AND NNMSI SHALL BE DEEMED A SINGLE CLAIM AGAINST SUCH DEBTORS.

      1.    CLASSIFIED CLAIMS AND INTERESTS AGAINST E.VOLVE.(3)

Class 1                    Unimpaired.
Priority Claims            Each holder of an Allowed Priority Claim shall be
                           unimpaired under the Plan and, pursuant to Section
                           1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights of each holder of an Allowed Priority Claim in respect of such Claim shall be fully reinstated and retained as though the Chapter 11 Cases had not been filed, except as provided in Section 1124(2)(A)-(C) of the Bankruptcy
                           Code, and the holders of such Allowed Priority Claims shall be paid in full.

Total Scheduled Claims:    $0
Total Filed Claims:        $780.00

Total Estimated Claims:    $0
                           Estimated Recovery: 100%

Class 2                    Unimpaired.
Secured Claims             Each holder of an Allowed Secured Claim shall be
                           unimpaired under the Plan and, pursuant to Section
                           1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights of each holder of an Allowed Secured Claim in respect of such Claim shall be fully reinstated and retained as though the Chapter 11 Cases had not been filed, except as provided in Section 1124(2)(A)-(C) of the Bankruptcy
                           Code, and the holder of such Allowed Secured Claims shall be paid in full.

Total Scheduled Claims:    $1,148,604
Total Filed Claims:        $1,619,999.50

Total Estimated Claims:    $200,000
                           Estimated Recovery: 100% of Allowed Claim

----------

(3) The following tables are only summaries of the classification and treatment of Claims and Equity Interests under the Plan. Reference should be made to the entire Disclosure Statement and the Plan for a complete description of such classification and treatment. The estimates for recoveries to Class 3 unsecured creditors do not factor in potential recoveries from litigation.

Class 3                    Impaired.
Unsecured Claims           Each holder of an Allowed Unsecured Claim against
                           e.Volve shall receive on the Distribution Date, a Pro
                           Rata Share of e.Volve's Available Proceeds, until such Allowed Claim has been paid in full.

Total Scheduled Claims:    $1,109,091.12
Total Filed Claims:        $1,851,962.79

Total Estimated Claims:    $1,600,000
                           Estimated Recovery: 28%(4) of Allowed Claim

Class 4                    Impaired.
Equity Interests           NNOC as the holder of 100% of the Allowed Equity
                           Interests in e.Volve will receive the e.Volve
                           Residual Consideration on the Distribution Date on account of such Equity Interests and shall retain its ownership interests under the Plan.


      2. CLASSIFIED CLAIMS AND INTERESTS AGAINST THE AXISTEL DEBTORS (OTHER THAN NNISI).

Class 1                    Unimpaired.
Priority Claims            Each holder of an Allowed Priority Claim shall be
                           unimpaired under the Plan and, pursuant to Section
                           1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights of each holder of an Allowed Priority Claim in respect of such Claim shall be fully reinstated and retained as though the Chapter 11 Cases had not been filed, except as provided in Section 1124(2)(A)-(C) of the Bankruptcy Code, and the holders of such Allowed
                           Priority Claims shall be paid in full.

Total Scheduled Claims:    $0
Total Filed Claims:        $1,342,573.16

----------

(4) Estimate does not include the "core enterprise" value of e.Volve. That value is uncertain at this stage of the auction process.

Total Estimated Claims:    $0
                           Estimated Recovery: 100%

Class 2                    Unimpaired.
Secured Claims             Each holder of an Allowed Secured Claim shall be
                           unimpaired under the Plan and, pursuant to Section
                           1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights of each holder of an Allowed Secured Claim in respect of such Claim shall be fully reinstated and retained as though the Chapter 11 Cases had not been filed, except as provided in Section 1124(2)(A)-(C) of the Bankruptcy
                           Code, and the holders of such Allowed Secured Claims shall be paid in full.

Total Scheduled Claims:    $5,771,710.00
Total Filed Claims:        $3,492,947.15

Total Estimated Claims:    $1,100,000
                           Estimated Recovery: 100% of Allowed Claim

Class 3                    Impaired.
Unsecured Claims           Each holder of an Allowed Unsecured Claim against the
                           AxisTel Debtors (other than NNISI) shall receive on the Distribution Date, a Pro Rata Share of (A) the
                           Available Proceeds of the AxisTel Debtors (other than
                           NNISI) and (B) the Settlement Proceeds of the AxisTel
                           Debtors (other than NNISI), until such Allowed Claim has been paid in full.

Total Scheduled Claims:    $8,404.00
Total Filed Claims:        $59,546,732.42

Total Estimated Claims:    $4,700,000
                           Estimated Recovery: 7% of Allowed Claim

Class 4                    Impaired.
Equity Interests           AxisTel, as the holder of 100% of the Allowed Equity
                           Interests in NNGSI and NNMSI, shall retain its ownership interests under the Plan. Pursuant to the Settlement, NNOC, as the holder of 100% of the Allowed Equity Interests in AxisTel, shall retain its ownership interests under the Plan.

Total Estimated Holders:   As described above, AxisTel is a wholly-owned
                           subsidiary of NNOC. NNGSI and NNMSI are wholly-owned subsidiaries of AxisTel.


      3.    CLASSIFIED CLAIMS AND INTERESTS AGAINST NNISI.

Class 1                    Unimpaired.

Priority Claims            Each holder of an Allowed Priority Claim shall be
                           unimpaired under the Plan and, pursuant to Section
                           1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights of each holder of an Allowed Priority Claim in respect of such Claim shall be fully reinstated and retained as though the Chapter 11 Cases had not been filed, except as provided in Section 1124(2)(A)-(C) of the Bankruptcy Code, and the holders of such Allowed
                           Priority Claims shall be paid in full.

Total Scheduled Claims:    $1,830.00
Total Filed Claims:        $5,005.00

Total Estimated Claims:    $0
                           Estimated Recovery: 100%

Class 2                    Unimpaired.
Secured Claims             Each holder of an Allowed Secured Claim shall be
                           unimpaired under the Plan and, pursuant to Section
                           1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights of each holder of an Allowed Secured Claim in respect of such Claim shall be fully reinstated and retained as though the Chapter 11 Cases had not been filed, except as provided in Section 1124(2)(A)-(C) of the Bankruptcy
                           Code, and the holder of such Allowed Secured Claims shall be paid in full.

Total Scheduled Claims:    $1,283,454.00
Total Filed Claims:        $63,301.00

Total Estimated Claims:    $300,000
                           Estimated Recovery: 100% of Allowed Claim

Class 3                    Impaired.
Unsecured Claims           Each holder of an Allowed Unsecured Claim against
                           NNISI shall receive on the Distribution Date, a Pro
                           Rata Share of (A) the Available Proceeds of NNISI and
                           (B) the Settlement Proceeds of NNISI, until such Allowed Claim has been paid in full.

Total Scheduled Claims:    $9,290,781.01
Total Filed Claims:        $4,442,770.51

Total Estimated Claims:    $4,900,000
                           Estimated Recovery: 6% of Allowed Claim

Class 4                    Impaired.
Equity Interests           AxisTel, as the holder of 100% of the Allowed Equity
                           Interests in NNISI shall retain its ownership interests under the Plan.

Total Estimated Holders:   As described above, NNISI is a wholly-owned
                           subsidiary of AxisTel.


      4.    CLASSIFIED CLAIMS AND INTERESTS AGAINST NNOC.

Class 1                    Unimpaired.
Priority Claims            Each holder of an Allowed Priority Claim shall be
                           unimpaired under the Plan and, pursuant to Section
                           1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights of each holder of an Allowed Priority Claim in respect of such Claim shall be fully reinstated and retained as though the Chapter 11 Cases had not been filed, except as provided in Section 1124(2)(A)-(C) of the Bankruptcy Code, and the holders of such Allowed
                           Priority Claims shall be paid in full.

Total Scheduled Claims:    $51,877.25
Total Filed Claims:        $72,887.79

Total Estimated Claims:    $70,000
                           Estimated Recovery: 100%

Class 2                    Unimpaired.

Secured Claims             Each holder of an Allowed Secured Claim shall be
                           unimpaired under the Plan and, pursuant to Section
                           1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights of each holder of an Allowed Secured Claim in respect of such Claim shall be fully reinstated and retained as though the Chapter 11 Cases had not been filed, except as provided in Section 1124(2)(A)-(C) of the Bankruptcy
                           Code, and the holder of such Allowed Secured Claims shall be paid in full.

Total Scheduled Claims:    $0
Total Filed Claims:        $0

Total Estimated Claims:    $0
                           Estimated Recovery: 100% of Allowed Claim

Class 3                    Impaired.
Unsecured Claims           Each holder of an Allowed Unsecured Claim against
                           NNOC shall receive on the Distribution Date, a Pro
                           Rata Share of (A) NNOC's Available Proceeds, and (B) the e.Volve Residual Consideration, until such Allowed Claims has been paid in full.

Total Scheduled Claims:    $7,612.36
Total Filed Claims:        $910,034.20

Total Estimated Claims:    $400,000
                           Estimated Recovery: 0% of Allowed Claim

Class 4                    Impaired.
Equity Interests           NNI, as the holder of 100% of the Allowed Equity
                           Interests in NNOC, shall retain its ownership interests under the Plan.

Total Estimated Holders:   As described above, NNOC is the wholly-owned
                           subsidiary of NNI.

C. UNCLASSIFIED CLAIMS AGAINST THE DEBTORS.


Administrative Claims(5)   Unimpaired.
                           The Plan provides that all Allowed Administrative
                           Claims shall receive (i) the amount of such holder's
                           Allowed Claim in one Cash payment, or (ii) such other treatment as may be agreed upon in writing by the Debtors and such holder; provided, that an Administrative Claim representing a liability incurred in the ordinary course of business of the Debtors may be paid at the Debtors' election in the ordinary course of business. All Allowed
                           Administrative Claims shall be paid by, and shall be the sole responsibility of, the Debtors and the Disbursing Agent as that term is defined in the Plan.
                           As provided in Section 1123(a)(1) of the Bankruptcy
                           Code, Administrative Claims and Tax Claims shall not be classified for purposes of voting or receiving distributions under the Plan. Rather, all such Claims shall be treated separately as unclassified Claims.

Total Estimated Claims:    $1.2 million
                           Estimated Recovery: 100% of Allowed Claim.

----------

(5) The Administrative Claims category includes the estimated amount of those Claims which will be paid as of the Effective Date. This category does not include Administrative Claims that will be paid in the normal course of business by the Debtors, such as postpetition trade payables, Fee Claims that have been paid on an interim basis pursuant to orders of the Bankruptcy Court prior to the Effective Date, or any Administrative Claim that will be settled on other terms. The Debtors will request an initial bar date for Administrative Claims accruing through February 1, 2002. Such bar date is anticipated to be a date prior to the confirmation hearing.

Tax Claims                 Unimpaired.
                           At the election of the Debtors, each holder of an Allowed Tax Claim shall receive in full satisfaction of such holder's Allowed Tax Claim, (a) the amount of such holder's Allowed Tax Claim, with Post-Confirmation Interest thereon, in equal annual
                           Cash payments on each anniversary of the Effective
                           Date, until the sixth anniversary of the date of assessment of such Tax Claim (provided that the Disbursing Agent may prepay the balance of any such Allowed Tax Claim at any time without penalty); (b) a lesser amount in one Cash payment as may be agreed upon in writing by such holder; or (c) such other treatment as may be agreed upon in writing by such holder. The Confirmation Order shall constitute and provide for an injunction by the Bankruptcy Court as of the Effective Date against any holder of a Tax
                           Claim from commencing or continuing any action or proceeding against any responsible person or officer or director of the Debtors that otherwise would be liable to such holder for payment of a Tax Claim so long as no default has occurred with respect to such Tax Claim under the Plan.

Total Estimated Claims:    $0
                           Estimated Recovery: 100% of Allowed Claim


D. DISTRIBUTIONS TO CLASSES OF CREDITORS PURSUANT TO THE PLAN.

         The Plan provides that the Disbursing Agent shall make all Distributions required under the Plan. Except as otherwise provided in the Plan, any Distribution to be made pursuant to the Plan shall be deemed to have been timely made if made within ten (10) days after the time therefor specified in the Plan. Whenever any Distribution to be made under this Plan shall be due on a day other than a Business Day, such Distribution shall instead be made, without interest, on the immediately succeeding Business Day, but shall be deemed to have been made on the date due. For federal income tax purposes, a Distribution will be allocated to the principal amount of a Claim first and then, to the extent the Distribution exceeds the principal amount of the Claim, to the portion of the Claim representing accrued but unpaid interest.

         Pursuant to the Plan, all Cash necessary for the Disbursing Agent to make payments and Distributions shall be obtained from, as to any Debtor, the Available Proceeds. No Distribution of less than twenty-five dollars ($25.00) in value shall be made by the Disbursing Agent to the holder of any Claim unless a request therefor is made in writing to the Disbursing Agent. Subject to Bankruptcy Rule 9010, any Distribution or delivery to a holder of an Allowed Claim or Equity Interest shall be made at the address of such holder as set forth on the proof of Claim filed by such holder (or at the last known address of such holder if no proof of claim is filed or if the Disbursing Agent or the Debtors, as the case may be, have been notified of a change of address). If any holder's Distribution or payment is returned to the Disbursing Agent as undeliverable, no further Distributions or payments to such holder shall be made unless and until the Disbursing Agent is notified of such holder's then current address within three months after such Distribution or payment was returned, at which time any missed Distribution or payment shall be made to such holder without interest.

         Checks issued in respect of Allowed Claims shall be null and void if not negotiated within one hundred and eighty (180) days after the date of issuance thereof. Requests for reissuance of any check shall be made directly to the Disbursing Agent by the holder of the Allowed Claim with respect to which such check originally was issued. Any claim in respect of such a voided check shall be made on or before the later of (a) the first anniversary of the date on which such Distribution was made and (b) one hundred and eighty (180) days after the date of the issuance of such check. After such date, all claims in respect of void checks shall be discharged and forever barred. All unclaimed Distributions shall revert to the applicable Debtor or the Trust.

         Following confirmation of the Plan, the Plan will become effective (as such term is used in Section 1129 of the Bankruptcy Code) on the date on which the conditions precedent to the effectiveness of the Plan specified in Section
9.2 of the Plan have been satisfied or waived or, if a stay of the Confirmation Order is in effect on such date, the first Business Day after the dissolution, lifting, or expiration of such stay. For purposes of this Disclosure Statement, the Debtors have assumed that the Effective Date will be on or before March 15, 2002. Of course, there can be no certainty that the Effective Date will occur by such date, and the satisfaction of many of the conditions to the occurrence of the Effective Date is beyond the control of the Debtors.

         Distributions will be made to holders of Allowed DIP Claims on the Effective Date. The DIP Lender shall receive the New Secured Note to the extent of any deficiency under the DIP Facility. Distributions on account of Allowed Administrative Claims (other than Administrative Claims which will be paid in the ordinary course of business), Allowed Priority Claims, Allowed Secured Claims, and Allowed Unsecured Claims will be made on the Distribution Date or as soon as practicable thereafter and such Distribution shall be deemed to have been made timely if made within ten (10) days from the time specified in the Plan. Distributions on account of Allowed Tax Claims shall be made, at the sole option of the Debtors, in (a) annual Cash payments equal to such holder's Allowed Tax Claim with Post-Confirmation Interest over a period through the sixth anniversary of the date of assessment of such Allowed Tax Claim, commencing on the first anniversary of the Effective Date, (b) one Cash payment of some lesser amount agreed to in writing by the Debtors and such holder, or
(c) such other treatment as may be agreed upon in writing by such creditor.

         Notwithstanding the foregoing, a Distribution on account of a Contested Claim will be made only when, and to the extent that, such Contested Claim becomes Allowed. All Distributions to be made in Cash under the Plan will be made by check drawn on a domestic bank or wire transfer from a domestic bank. No Cash in fractions of cents will be paid. All fractional cents shall be rounded to the nearest whole cent.


                            V. BACKGROUND OF DEBTORS


A. OPERATIONS.

         The Debtors' prepetition operational and financial history is summarized in Section V.C. below. After the Petition Date, the Debtors reduced operating costs and overhead substantially by terminating non-essential employees, rejecting burdensome leases, and implementing a turnaround of the core operations of e.Volve's facilities-based network of providing international telecommunications services. In addition, the businesses of the AxisTel Debtors were discontinued (see Section VII.I. below). In that regard, during the first two months of these cases, the Debtors expanded their business relationship with e.Volve's largest customer, Qwest. Prior to the Petition Date, e.Volve operated at a diminished capacity and AxisTel operated at substantial losses. Qwest, which accounted for approximately 70% of the traffic carried by e.Volve for the twelve months ended August 31, 2001, accounted for approximately 100% of the traffic after the Petition Date until that relationship ended in November 2001. The circumstances surrounding the termination of that relationship and devastating impact on e.Volve's ability to operate is discussed in Section VII.H. below.


B. COMPETITION.

         The international communications industry is highly competitive and significantly affected by regulatory changes, marketing and pricing decisions of the larger industry participants, and the introduction of new services made possible by technological advances. Long distance service providers compete on the basis of price, customer service, product quality, and breadth of services offered. E.Volve has a variety of competitors in the geographic market in which it operates. As the international communications markets continue to deregulate, competition in these markets will increase, similar to the competitive environment that has developed in the United States following the AT&T divestiture in 1984. Prices of long-distance calls have declined historically and are likely to continue to decrease. A number of major competitive international carriers, including Pacific Gateway Exchange, World Access, RSL COM U.S.A., Inc. ("RSL"), and Star Telecom have been unable to withstand competitive and financial pressures and have sought bankruptcy protection. In addition, many of the surviving competitors are significantly larger, have substantially greater financial, technical, and market resources, and larger networks.

         Privatization and deregulation have had, and are expected to continue to have, significant effects on competition in the industry. For example, as a result of legislation enacted in the United States, regional Bell operating companies have been allowed to enter certain long distance markets and cable television companies and utilities will be allowed to enter both the local and long distance telecommunications markets. In addition, competition has begun to increase in the European Union communications markets in connection with the deregulation of telecommunications industry in most EU countries, which began in January 1998. This increase in competition could adversely affect net revenue per minute and gross margin as a percentage of net revenue.


C. HISTORY OF DEBTORS.


         1. ACQUISITION BY NNI.

         The Debtors are direct and indirect wholly-owned subsidiaries of NNI, a Delaware corporation and publicly traded holding company. In the fall of 1999, NNI completed a series of transactions whereby it acquired two wholly-owned operating subsidiaries, e.Volve and AxisTel. In the fall of 2000, NNI implemented a reorganization whereby (i) NNOC became a wholly-owned subsidiary of NNI and (ii) AxisTel and e.Volve became wholly-owned subsidiaries of NNISI, NNGSI and NNMSI are wholly-owned subsidiaries of AxisTel.


         2. INITIAL BUSINESS PLAN.

         Through August 2000, NNI's strategy, which it referred to as "building a Communications Econet," was acquiring, developing and investing in communications-related businesses and support services that leverage the power of the Internet. At the center of this strategy were investments by NNI in AxisTel, e.Volve and Internet Global Services, Inc ("iGlobal"), a wholly-owned subsidiary of NNOC. This network buildout focused on the deployment and operation of private, managed global communications networks. Since the initial deployment of those networks, AxisTel and e.Volve utilized their networks primarily to provide communications services to communications service providers, such as Qwest, AT&T and RSL.


         3. EVENTS PRECIPITATING CHAPTER 11 FILINGS.

         The Debtors were not able to raise capital from external sources in amounts necessary to complete the build-out of their planned global network. In September 2000, the Debtors sought to capitalize on the expanding broadband market by building a global network that intended to provide data transport, Internet access and value added services to communications, Internet and applications service providers. Implementation of this plan required that the Debtors greatly expand their existing networks both domestically and internationally by adding fiber optic transport capacity and sophisticated telecommunications equipment and increasing facilities to house both the new equipment and a greatly expanded sales staff. This network expansion plan required that the Debtors raise substantial additional capital, which the Debtors planned to raise from vendors and from one or more issuances of equity by NNI.

         The Debtors began efforts to implement this plan in the fall of 2000. They approached numerous vendors of equipment and fiber capacity, aggressively hired industry veterans for sales and network management positions, identified and negotiated leases and collocation agreements and, through the efforts of NNI, attempted to raise equity in the capital markets. During this time period, the Debtors continued to operate their historical, telecommunications business. The Debtors pursued this plan until the end of the first quarter of calendar 2001.

         Unfortunately, this business plan did not succeed as expected. In addition, JP Morgan was retained to market the companies, but that effort did not result in the consummation of a transaction. Further, the Debtors continued to be faced with liquidity constraints. After evaluating all their restructuring alternatives, the Debtors decided that seeking protection under chapter 11 of the Bankruptcy Code is the most prudent option.


D. RECENT FINANCIAL PERFORMANCE, CONDITION OF DEBTORS.

         For the fiscal year ended June 30, 2000, the Debtors had gross revenues of approximately $55 million, and their books and records reflected assets totaling approximately $38 million, and liabilities of approximately $16 million. For the three months ending March 31, 2001, the Debtors had gross revenues of approximately $19 million, as compared to approximately $16 million for the three months ending March 31, 2000. At the end of that period, the Debtors' assets totaled approximately $45 million, and their liabilities totaled approximated $22 million.


                           VI. PREPETITION LITIGATION

         As of the Petition Date, one or more of the Debtors was a party to various litigation in federal or state court. Some of the litigation is described below.

A. WHOLESALE TELECOM CORPORATION V. NOVO NETWORKS INTERNATIONAL SERVICES, INC.

         On May 16, 2001, WTC filed suit against NNISI in the United States District Court for the Southern District of Florida for fraud, breach of contract, fraud in the inducement, and specific performance in connection with an agreement for the provision of services by NNISI to WTC. In its complaint, WTC seeks to recover from NNISI compensatory damages in excess of $500,000 and punitive damages in excess of $50,000,000. WTC alleges that NNISI failed to provide reliable and fully-protected circuits. Accordingly, WTC refused to pay NNISI for certain services. NNISI repeatedly attempted to address WTC's concerns. However, when WTC persisted in its refusal to pay even undisputed amounts, NNISI suspended services. WTC responded by commencing this litigation. NNISI has filed a motion to dismiss the federal court case based on a mandatory arbitration provision in the agreement. NNISI intends to vigorously defend against WTC's claims and seek all relief to which it may be entitled, including, without limitation, the recovery of all amounts owed for services rendered, pursuant to the applicable rules of the American Arbitration Association. As a result of the commencement of the Chapter 11 Cases, the action has been stayed by virtue of the automatic stay, 11 U.S.C. Section. 362.

B.       ELTRAX SYSTEMS, INC. V. ORIX SYSTEMS, INC.,
         ORIX GLOBAL COMMUNICATIONS, INC., AND KERRY ROGERS.

         On April 7, 1998, Orix Systems commenced a lawsuit in the Eighth Judicial District Court of Clark County, Nevada, against Eltrax for allegedly supplying faulty items of equipment to Orix Systems. In turn, Eltrax commenced a separate lawsuit in the United States District Court for the Southern District of Nevada against Orix Systems, Orix Global (n/k/a e.Volve Technology Group, Inc.), and Mr. Rogers for allegedly failing to pay approximately $381,802.00 for said equipment. Orix Systems' lawsuit was removed by Eltrax to the United States District Court for the Southern District of Nevada, and it was ultimately consolidated with Eltrax's lawsuit. Thereafter, the district judge took under advisement a recommendation from the magistrate judge that a default judgment be entered against Orix Systems, Orix Global, and Mr. Rogers for purported failures to respond to discovery requests from Eltrax while both companies were under the common control of Mr. Rogers. Orix Global was later acquired by Novo Networks, Inc. Orix Global, under the guidance of a new attorney, attempted to explain the difference between Orix Systems and Orix Global and asserted that any obligation to Eltrax must be deemed the responsibility of Orix Systems and Mr. Rogers. Nevertheless, on April 10, 2001, the district judge adopted the recommendation of the magistrate judge and entered a default judgment against Orix Systems and Orix Global and held them jointly and severally liable to Eltrax for the debt of $381,802.00, plus pre-judgment interest at the rate of 10.5% per annum, from February 19, 1998, through April 10, 2001, and post-judgment interest thereafter. On May 10, 2001, Orix Global appealed the default judgment to the United States Court of Appeals for the Ninth Circuit. Orix Global intends to vigorously pursue its rights throughout the appellate process.

                            VII. THE CHAPTER 11 CASES


A.       COMMENCEMENT OF THE CHAPTER 11 CASES.

         On July 30, 2001, all of the Debtors except NNMSI (hereafter, the "Initial Debtors") commenced chapter 11 cases by each filing a voluntary petition for protection under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. On September 14, 2001, NNMSI commenced its chapter 11 case by filing a voluntary petition in the Bankruptcy Court. The Chapter 11 Cases are being jointly administered under Case No. 00-10005 (RJN).


B.       CONTINUATION OF BUSINESS AFTER THE PETITION DATE.

         Since filing for chapter 11, the Debtors have continued to operate their businesses and manage their property as debtors in possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code. At the "first day" hearing before the Honorable Joseph J. Farnan, Jr. on August 1, 2001 (the "First Day Hearings"), the Initial Debtors sought and obtained authority from the Bankruptcy Court with respect to a number of matters deemed by them to be essential to their smooth and efficient transition into chapter 11 administration and to stabilize their operations, including without limitation:


          1.      DIP CREDIT FACILITY.

          Prior to the Petition Date, the Initial Debtors determined that they would require debtor in possession financing to obtain necessary goods and services in connection with their operations, to pay their employees, to restore confidence and support from their vendors, suppliers, customers, and employees, and to facilitate their ability to operate their businesses in the event they commenced cases under chapter 11 of the Bankruptcy Code.

         In that regard, prior to commencing the Chapter 11 Cases, the Initial Debtors obtained a commitment from NNI to provide postpetition financing in an amount not to exceed $1,600,000 in the aggregate. The commitment of NNI to provide such financing was conditioned upon, among other things, obtaining valid first and senior liens with superpriority status pursuant to Section 364(c)(1) of the Bankruptcy Code on substantially all of the Debtors' assets, including all of the Debtors' cash and bank accounts, to secure such obligations.

         By order dated August 1, 2001 (the "Interim DIP Order"), the Bankruptcy Court approved on an interim basis postpetition secured financing to the Debtors by NNI up to $1,200,000 in accordance with the terms of the Credit and Guaranty Agreement dated as of July 30, 2001 (the "DIP Credit Agreement"). By final order dated October 16, 2001 (the "Final DIP Order"), the Bankruptcy Court approved the DIP Credit Agreement and authorized the Debtors to borrow up to $1,600,000 from NNI in accordance with the terms of the DIP Credit Agreement and the Final DIP Order (collectively, the "DIP Financing").

         The maturity date of the DIP Credit Agreement was November 30, 2001, subject to extensions by agreement of the DIP Lender. On November 30, 2001, the Debtors moved to extend the maturity date to the earlier of consummation of a plan and February 28, 2002 (subject to certain conditions). By Order dated December 7, 2001, the Bankruptcy Court approved the extension on an interim basis and by Order dated January 14, 2002, the Bankruptcy Court approved the extension on a final basis.

         As of December 28, 2001, $150,000 in total borrowings had been made by the Debtors under the DIP Financing.


         2.      EMPLOYEE MATTERS.

         The Debtors' efforts to stabilize their businesses and continue their uninterrupted operations required their ability to maintain existing business relationships and the continued support and cooperation of their employees. Accordingly, at the First Day Hearings, the Initial Debtors sought and obtained authority to (a) meet all prepetition employee obligations, including (i) payment of wages, salaries, health insurance and disability insurance, federal, state and local withholding taxes, and unemployment taxes, (ii) making contributions in accordance with all employee benefit plans, such as health insurance, vacation pay and a 401(k) plan, (iii) satisfying all accrued but unpaid reimbursement expenses, (iv) paying for services provided by professionals and consultants who assist the Debtors in the administration of their employee benefits plans; (b) continue to honor all of the foregoing employee obligations to the extent that they arise in the ordinary course of business; and (c) transfer any postpetition funds necessary to replace any checks dishonored or rejected as a result of the chapter 11 filings. Furthermore, Judge Farnan authorized and directed each of the banks in which the Debtors maintained a bank account to honor all prepetition and postpetition checks related to such prepetition obligations to employees.

         Subsequently, the Debtors have reduced the number of their employees as the result of the discontinuation of the AxisTel Debtors' Jersey City operations and the termination of e.Volve's relationship with Qwest.


         3.      MAINTENANCE OF UTILITY SERVICES.

         The Initial Debtors sought and obtained an interim order dated August 1, 2001 (the "Interim 366 Order") and then a final order dated October 16, 2001 from the Bankruptcy Court, determining that the Debtors had provided adequate assurance of future performance to their utility service providers pursuant to
Section 366(b) of the Bankruptcy Code. The Bankruptcy Court allowed the Debtors' utilities thirty (30) days from the interim order to demand additional adequate assurances in the form of deposits or other security. The Bankruptcy Court also authorized the Debtors to pay their utilities in accordance with their prepetition practices.


         4.       RETENTION OF PROFESSIONALS.

         The Initial Debtors sought approval from the Bankruptcy Court for the retention of the following professionals pursuant to Section 327 of the Bankruptcy Code: (a) the law firm of The Bayard Firm, P.A. ("Bayard") as counsel representing the Debtors in these Chapter 11 Cases; and (b) Executive Sounding Board Associates Inc. ("ESBA") as the Debtors' financial advisor and restructuring consultant. On August 15, 2001, the Bankruptcy Court entered an order approving the retention of Bayard. The Office of the United States Trustee (the "UST") objected to certain terms and conditions of the retention of ESBA. However, the UST's objection has been resolved, and ESBA's retention was approved by order dated October 5, 2001. Additionally, on August 15, 2001 the Bankruptcy Court approved the Initial Debtors' retention of Logan & Company, Inc. as claims, noticing and balloting agent. On December 28, 2001, the Debtors filed an application to retain Dove Bid as an auctioneer. The Debtors may seek court approval of the retention of additional professionals.


         5.      CRITICAL TRADE VENDORS AND SUPPLIERS.

         In order to foster an amicable and healthy relationship with the Debtors' most critical vendors and suppliers during the Chapter 11 Cases, at the First Day Hearings, the Initial Debtors sought and obtained authority to pay up to $350,000 towards the prepetition claims of certain critical trade vendors, suppliers and service providers. The Bankruptcy Court also authorized the

Debtors to pay such vendors and suppliers for future deliveries on credit terms and limits that are the same or better than those provided prior to the Petition Date. As of the date of this Disclosure Statement, the Debtors had not paid any of the critical trade vendors or suppliers for prepetition claims.


         6.      OTHER FIRST DAY ORDERS

         In addition, at the inception of these Chapter 11 Cases the Initial Debtors sought and obtained orders authorizing (i) joint administration of the Chapter 11 Cases; (ii) continued use of existing cash management system, bank accounts and business forms, and waiver of investment and deposit requirements under Section 345 of the Bankruptcy Code; (iii) retention of professionals utilized in the ordinary course of business; (iv) additional time to file Schedules and Statements. At the First Day Hearings this Court also entered an order granting the Initial Debtors' motion for entry of an order enforcing 11 U.S.C. Sections 362 and 525 (the "362/525 Order").(6)


C.       FORMATION MEETING FOR STATUTORY CREDITORS' COMMITTEE.

         On or about August 13, 2001, the United States Trustee held a meeting for the formation of a statutory creditors' committee. Due to a lack of interest by creditors, a committee was not formed.

D.       CASE ADMINISTRATION.


         1.      REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

         After commencing these Chapter 11 Cases, the Initial Debtors filed a motion pursuant to 11 U.S.C. Section 365(a) to reject various executory contracts and unexpired leases, effective as of the Petition Date. Such contracts and leases were no longer necessary to their operations, yet required monthly payments aggregating approximately $600,000. At the First Day Hearings, the Bankruptcy Court directed that such motion be served on ten days' "negative notice," and that the rejection of the executory contracts and unexpired leases of any parties not objecting on a timely basis would be effective as of the petition date of July 30, 2001. Five parties filed written responses, three of which objected on the grounds that they would be irreparably harmed if the rejection were effective immediately: Verestar/General Telecom, NuLink, and UniPlex. UniPlex


-----------------------

(6) On September 21, 2001, the Bankruptcy Court entered an order amending the "first day" order approving joint administration of these Chapter 11 Cases to add the chapter 11 case of NNMSI.

and NuLink subsequently withdrew their objections. The objection of Verestar/General Telecom was resolved by such parties' agreement that the objectors would satisfy any unpaid obligations through September 2001 in exchange for rejection of their respective executory contracts effective on September 30, 2001. On September 21, 2001, the Bankruptcy Court entered an order approving the rejection of all of the executory contracts and unexpired leases set forth in the motion.

         On December 21, 2001, the Debtors filed motions to reject additional unnecessary executory contracts and the unexpired real property leases for their offices in Jersey City, Miami, and Dallas (Bryan Street). The Debtors may file one or more additional motions to reject pursuant to Section 365 after further review of their remaining contracts and leases.


         2.      EXTENSION OF TIME TO ASSUME OR REJECT.

         On September 26, 2001, in order to preserve value for the benefit of their creditors and the estates, the Debtors filed a motion requesting entry of an order extending the sixty-day period within which they must assume or reject unexpired leases of nonresidential real property to December 31, 2001. Pursuant to Section 365 of the Bankruptcy Code, all unexpired leases of nonresidential real property that are not otherwise assumed prior to the end of the sixty-day period following commencement of the Cases are deemed rejected by operation of law, unless this Court extends such time for cause. On October 22, 2001, the Bankruptcy Court entered an order extending the period to December 31, 2001. On December 21, 2001, in order to preserve the few remaining unexpired leases for the duration of the auction process, the Debtors filed a motion for a further extension of time through February 28, 2002.


         3. THE DEBTORS' SCHEDULES; ESTABLISHING A BAR DATE AND CLAIMS OBJECTION PROCEDURES.

         On August 28, 2001, the Initial Debtors filed respective schedules of assets and liabilities and statements of financial affairs (the "Schedules"). In the aggregate, the Initial Debtors scheduled unsecured claims aggregating $10,958,204, of which $1,651,211 are unsecured claims against e.Volve, $9,295,962 are unsecured claims against the AxisTel Debtors, and $11,031 are unsecured claims against NNOC. Subsequently, NNMSI filed its schedules and statement of financial affairs. NNMSI did not schedule any claims.

         In addition to claims scheduled by the Debtors, numerous proofs of claim have been filed against the Debtors. By order dated August 15, 2001 (the "Bar Date Order"), the Bankruptcy Court fixed October 19, 2001 as the deadline to file all proofs of claim against the Debtors (the "Bar Date"). As provided in the Bar Date Order, all holders of alleged claims against the Debtors were required to file a proof of claim form so as to actually be received by October 19, 2001 at 4:00 p.m. Prevailing Eastern Time by the Debtors' claims agent, Logan & Company, Inc. The Bar Date Order also approved the form of the proof of claim which was to be served on all known creditors and the form of publication notice. The notice was ultimately published on or before September 20, 2001 in The Wall Street Journal (National Edition), Dallas

Morning News, and the Star-Ledger (New Jersey). In addition, the Bankruptcy Court fixed November 5, 2001, as the deadline to file proofs of claim against NNMSI.

         Claims have been filed against the Debtors in the following aggregate amounts: secured claims -- $5,176,247.65; priority claims -- $1,421,245.95; and unsecured claims -- $66,751,499.92 (collectively, the "Filed Claims"). The Debtors are currently examining all of the Filed Claims. Upon completion of this examination, the Debtors expect that they will be filing several substantive claims objections. Initially, the Debtors expect to file an omnibus objection to the Filed Claims which appear to be either (i) the same claim filed multiple times, (ii) amendments of previously filed claims, (iii) the same claim filed against several Debtors, or (iv) claims filed after the Bar Date.


         4.      EXCLUSIVITY.

         Pursuant to 11 U.S.C. Section 1121(a) and (b), the Debtors had the exclusive right to file a chapter 11 plan until November 27, 2001, and the exclusive right to solicit acceptances thereof until January 26, 2002. Subsequently, the Debtors filed a motion to extend such periods. By Order dated December 6, 2001, the Bankruptcy Court extended such periods to January 31, 2002 and March 31, 2002, respectively.


E.       SIGNIFICANT CLAIMS AND POSTPETITION DISPUTES.


         1.      RSL.

         The Debtors were engaged in disputes with RSL COM U.S.A., Inc. ("RSL") that began prior to these Chapter 11 Cases. RSL is a debtor in possession in a chapter 11 case pending before the United States Bankruptcy Court for the Southern District of New York (the "New York Bankruptcy Court"). Following an escalation of such disputes after these Chapter 11 Cases commenced, RSL and the Proponents reached a global settlement of all matters among them.

         Beginning in 1998, NNISI operated a prepaid calling card business. Generally, NNISI sold to wholesale distributors prepaid calling cards which, in turn, were widely distributed in the marketplace directly or through retail outlets to consumers throughout the United States. A more detailed description of this business is set forth in Section VII.F. below.

         Historically, RSL provided services integral to the prepaid business pursuant to a carrier services agreement with NNISI. Specifically, RSL provided
(i) inbound 800 service; (ii) outbound domestic termination services; and (iii) outbound international termination services. The Debtors' non-debtor parent company, NNI, executed a guaranty dated October 12, 2000 in connection with this contractual relationship, subject to certain terms and conditions with respect to RSL's provision of trade credit to NNISI. Approximately one month prior to the commencement of these Chapter 11 Cases, RSL notified the Debtors that immediately its billing terms would change from 30 to 7 days. The Debtors responded that the above-referenced carrier services agreement required "reasonable notice" of any such modification. In addition, the

Debtors accused RSL of intentionally backing up the Debtors' traffic (known in the industry as "squeezing down," "choking" or "throttling"). On July 24, 2001, the Debtors paid RSL $454,367.84 for outstanding prepetition services.

         The relationship between the Debtors and RSL deteriorated rapidly after these Chapter 11 Cases commenced. At the First Day Hearings, the Debtors filed a motion for a temporary restraining order against RSL (the "TRO Motion"). However, after Judge Farnan entered the 362/525 Order, the Debtors withdrew the TRO Motion without prejudice. Unfortunately, the disputes between the parties escalated even further. The Debtors alleged that RSL, inter alia, engaged in the following conduct: (i) RSL continued to "squeeze down," "choke" and "throttle" the Debtors' traffic, especially international calls, causing only a small percentage of international calls to be successfully routed; (ii) RSL unilaterally increased its rates three-fold (or higher); and (iii) in June 2001. without providing any notice to the Debtors, RSL had obtained approval in its bankruptcy case of a sale of its wholesale carrier business to an entity named Dancris Telecom ("Dancris"), and had not disclosed this pending transaction to the Debtors until one day before the scheduled closing date of July 31, 2001 -- the significance of that allegation being that once the deal to Dancris closed, RSL would no longer be able to perform under the carrier services agreement.

         On August 24, 2001, the Debtors filed in the Bankruptcy Court a verified motion for contempt against RSL. The Debtors accused RSL of, among other things, violating Sections 362, 365 and 366 of the Bankruptcy Code and the Interim 366 Order and 362/525 Order. A few days earlier, RSL had filed in the Bankruptcy Court a motion for relief from the automatic stay for the purpose of moving to reject executory contracts between the parties.

         After commencing discovery in connection with their respective motions, RSL and the Proponents reached a global settlement (the "RSL Settlement"). On November 21, 2001 and December 6, 2001, respectively, the Debtors and RSL each filed motions in their respective bankruptcy courts seeking approval of the RSL Settlement. On December 20, 2001, and December 21, 2001, respectively, the Bankruptcy Court and the New York Bankruptcy Court approved the Settlement. In summary, the terms of the RSL Settlement are as follows: (i) RSL shall receive a total payment of $208,000.00, of which $158,000.00 shall come from the Debtors and $50,000 from NNI; (ii) RSL and any of its affiliates waive any and all rights to receive any distribution in these Cases; (iii) NNI's guarantee of the Debtors' obligations is cancelled and all parties thereto are released by RSL;
(iv) the Proponents and RSL grant one another releases; (v) all proceedings shall be deemed withdrawn with prejudice; (vi) the Debtors waive all claims against RSL and its affiliates; (vii) the Debtors are authorized to transfer the 800 customer service number services to another carrier; and (viii) the Debtors and RSL agree to a termination of all agreements between the parties and release one another from any claims arising from the termination thereof; (ix) RSL waives any and all claims against the Proponents.


         2.      UNSECURED CLAIMS.

         Section VII.D.3 above summarizes unsecured claims asserted against the Debtors.

         3.      TURNOVER ACTIONS.

         Since the Petition Date, the Debtors have initiated turnover actions pursuant to 11 U.S.C. Section 542 against the following parties: Network Enhanced Telecom, Olympus Telecommunications LLC and Olympus Telecommunications Ltd. The Debtors may file additional actions in respect of the collection of prepetition accounts receivable and security deposits, if necessary. In addition, the Debtors settled a potential turnover claim against Covista, and the Bankruptcy Court's approval of that settlement is pending.


F.       TERMINATION OF PREPAID CALLING CARD BUSINESS.

         As described above, the Debtors -- primarily through the debtors NNISI and NNMSI -- operated a prepaid calling card business beginning in 1998. The prepaid calling cards were sold for a stated face value. Customers used the calling cards by dialing a local or toll-free number (the "Dial-In-Number"), entering a pin code printed on the cards and then dialing a telephone number. The charges for the local and long distance calls were debited against the calling cards. The calls were transferred to a RSL switch, after which they were routed to an NNISI switch and terminated through vendors such as RSL. Such services were provided pursuant to a carrier services agreement between NNISI and RSL. As described above, RSL provided (i) inbound 800 service; (ii) outbound domestic termination services; and (iii) outbound international termination services.

         In the weeks preceding its bankruptcy filing, NNISI determined that its prepaid business was no longer profitable. It believed that this was at least in part due to the alleged actions of RSL. Accordingly, during the prepetition period, NNISI discontinued distributing new calling cards into the marketplace. Nevertheless, a month into the Chapter 11 Cases, there remained an estimated 1.7 million activated cards outstanding. When issued prepetition, the average face value of each card was approximately $10.00. A few weeks into the Chapter 11 Cases, the average unused portion of each card was estimated to be only $1.00; however, it could have taken as long as six months for all remaining minutes on such cards to be used. Moreover, servicing the remaining cards would continue to cost the Debtors approximately $20,000 per day, but they were receiving no additional income (because the cards were "prepaid"). Further, the primary service provider was RSL, with whom the Debtors were litigating (and who had sold its wholesale business). For all of these reasons, less than a month after the Petition Date, the Debtors decided to take steps to terminate the prepaid calling card business.

         As a precaution, the Debtors sought, on an emergency basis, the Bankruptcy Court's approval of the Debtors' rejection of the calling cards and the termination of the business. Upon the Bankruptcy Court's denial of the request for an expedited hearing, and the advent of negotiations with RSL (which would include discussions regarding the termination of the carrier services agreement) which led to a settlement, the Debtors decided it was in the best interests of these Estates and creditors to immediately terminate the prepaid calling card business. Accordingly, the expedited motion was withdrawn.

G.       INDEFEASIBLE RIGHT OF USE ("IRU").

         The IRU is the only business-related asset of the AxisTel Debtors with potential significant value (besides possibly the Siemens Switch -- to which there is a pending motion to reject a "lease"). This asset relates to a certain agreement between Qwest and e.Volve effective as of September 30, 1999 (the "IRU Agreement"), which was later assigned from e.Volve to AxisTel. Under the IRU Agreement, Qwest provides an indefeasible right to use for fiber optic transport between New York and Los Angeles. The Debtors' proposed retention of Dove Bid as an auctioneer contemplates the sale of the IRU through a sealed bid auction. A sale would require court approval as an asset sale under section 363 of the Bankruptcy Code, or as an assumption and assignment under section 365.


H.       DISPUTES WITH QWEST; LITIGATION CLAIM.

         Historically, e.Volve provided telecommunications services to Qwest for traffic from the U.S. to Mexico. A substantial portion of the revenues for that business was derived from that relationship. Following the Petition Date, e.Volve substantially increased the volume of Qwest traffic to Mexico, and consequently virtually all of the Debtors' revenues came from Qwest. The initial chapter 11 plan filed in early October was premised on that business relationship continuing, albeit in a more committed fashion through the execution of definitive agreements.

         As e.Volve increased its volume of Qwest traffic and focused its resources on that customer relationship, it began discussions with Qwest regarding a more committed, long term relationship. For weeks the Proponents were in active negotiations for the purpose of obtaining definitive commitments for e.Volve's provision of packet-based international telecommunications services. In addition, there was a specific proposal by Qwest to acquire the IRU.

         Unfortunately, in early October 2001, negotiations with Qwest began deteriorating. It would become clear that not only was Qwest not going to enter into commitments, Qwest stopped paying the Debtors and soon it would end the business relationship entirely. The impact on the Debtors was devastating -- suddenly they had lost their primary revenue source while faced with substantial pre- and postpetition receivables and improper offsets which Qwest refused to rectify.

         The Proponents believe that this conduct and various other actions by Qwest going back to the inception of the business relationship give rise to material claims against Qwest (the "Qwest Litigation Claims"). One of the centerpieces of the Plan is the prosecution of such claims.


I.       JERSEY CITY OPERATIONS.

         Historically, the AxisTel Debtors operated their prepaid calling card and wholesale carrier businesses out of their office in Jersey City, New Jersey. Before filing for bankruptcy, it became clear to the Debtors that the prepaid business was not profitable. One available option was a sale of the business. The Debtors began to explore that possibility prior to the Petition Date. However, the escalating dispute with RSL diverted attention and would ultimately, in the Debtors' view, diminish the prospects for selling this asset. Therefore, as described above, soon after filing for bankruptcy, the AxisTel Debtors began taking steps to terminate the calling card business.

         The other activity operated from Jersey City, the wholesale carrier business, also was not profitable. As the Debtors were commencing these Chapter 11 Cases, they determined it was necessary to, at a minimum, scale back that operation. Accordingly, as they entered chapter 11, the Debtors identified contracts relating to that business, and on the Petition Date, the Initial Debtors filed a motion to reject various executory contracts and unexpired leases, which included such contracts. On September 21, 2001, the Bankruptcy Court entered an order approving that motion. The vast majority of the executory contracts were rejected as of the Petition Date. By the end of September, the AxisTel Debtors were no longer servicing any wholesale customers out of the Jersey City office.

         As referenced above, the Debtors filed a motion to retain an auctioneer, Dove Bid, to sell the assets of the AxisTel Debtors. In addition, the Debtors filed a motion for authority to sell such assets by public auction. All assets would be sold by Dove Bid through a public auction except the IRU (which will be sold by a sealed bid auction). Most of such assets are located at the Jersey City office. The AxisTel Debtors anticipate completing the liquidation of such assets by the Effective Date.

         The Debtors will continue to investigate and, if necessary, prosecute possible claims against former directors or officers of the AxisTel Debtors including, without limitation, claims for breach of fiduciary duty and fraud. In addition, the Debtors will investigate and pursue claims against certain other third parties which relate to the pre- or postpetition operations of the AxisTel Debtors.

J.       SIEMENS SWITCH.

         As referenced previously, AxisTel and Siemens are parties to a certain "Lease Agreement" effective as of October 1, 1999. Notwithstanding the fact that the Debtors filed a motion to reject that agreement pursuant to section 365 of the Bankruptcy Code (which was pending as of the date of this Disclosure Statement), there may be an issue whether the transaction with Siemens was a true lease or a financing transaction. In addition, the Debtors may have claims against Siemens in connection with the transaction for damages they have suffered, including without limitation, damages arising from defects in equipment. The Debtors preserve such claims under the Plan.


K.       ASSET SALES.

         In addition to the liquidation of the AxisTel Debtors' assets through the services of an auctioneer, the Plan contemplates the auction of the operating assets of e.Volve. In December 2001, the Debtors commenced an intensive sale process, led by management, for the sale of e.Volve. It is anticipated that that process will conclude by mid-February 2002, and that a request for approval of sale pursuant to section 363 of the Bankruptcy Code or under the Plan will be put before the Court by confirmation.


L.       CAUSES OF ACTION AGAINST THIRD PARTIES, INCLUDING CREDITORS.

         In addition to claims and causes of action referenced herein against Qwest, Siemens, and certain former directors, officers and employees of the Debtors, the Debtors have potential claims and causes of action against other third parties. For example, the Debtors have potential avoidance actions against third parties pursuant to sections 544, 545, 547, 548, 549, 550, 551 and 553(b) of the Bankruptcy Code.

         The Debtors are exploring the extent to which they may have additional causes of action against third parties. The discussions in this Disclosure Statement reflect only the preliminary results of the investigations to date. Those investigations are ongoing and not yet completed. The Debtors believe that they may also have viable claims against entities not identified herein.
AS A RESULT, PARTIES IN INTEREST, INCLUDING WITHOUT LIMITATION CREDITORS, MAY NOT RELY ON THE ABSENCE OF A REFERENCE IN THE DISCLOSURE STATEMENT OR THE PLAN AS ANY INDICATION THAT THE DEBTORS WILL NOT PURSUE ANY AND ALL AVAILABLE CAUSES OF ACTION AGAINST THEM. THE DEBTORS AND THE DEBTORS' ESTATES EXPRESSLY RESERVE ALL RIGHTS TO PROSECUTE ANY AND ALL CAUSES OF ACTION AGAINST THIRD PARTIES, WHETHER OR NOT REFERENCED IN THE DISCLOSURE STATEMENT OR PLAN.


                            VIII. SUMMARY OF THE PLAN

         The Proponents believe that the chapter 11 process has enabled them to maximize the value of the Debtors' Assets by effectuating the Auction, the formation of the Trust, the Settlement and the prosecution of the Qwest Litigation Claim. As a result of the chapter 11 process and through the Plan, the Proponents expect that creditors will obtain a substantially greater recovery from the Estates than the recovery that would be available if the Assets had been liquidated under chapter 7 of the Bankruptcy Code. The Plan is annexed hereto as Exhibit "A" and forms a part of this Disclosure Statement. The summary of the Plan set forth below is qualified in its entirety by the more detailed provisions set forth in the Plan.


A.       CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS.

         If the Plan is confirmed by the Bankruptcy Court, each holder of an Allowed Claim or Equity Interest in a particular class will receive the same treatment as the other holders in the same class of Claims or Equity Interests, whether or not such holder voted to accept the Plan. Moreover, upon confirmation, the Plan will be binding on all of the Debtor's creditors and stockholders whether or not such creditors or stockholders voted to accept the Plan. Such treatment will be in full satisfaction, release and discharge of and in exchange for such holder's respective Claims or Equity Interests, except as otherwise provided in the Plan.


         1.      UNCLASSIFIED CLAIMS.

         The Bankruptcy Code does not require classification of certain priority claims against a debtor. In the Chapter 11 Cases, these unclassified claims include Administrative Claims.

         Administrative Claims. An Administrative Claim is any cost or expense of administration of the Chapter 11 Case incurred by the Debtors (or their Estates) on or after the Petition Date and before the Effective Date, and which is entitled to and allowed priority under Sections 503(b) and 507(a)(l) of the Bankruptcy Code, including, without limitation, Fee Claims. Subject to this Court's fixing of an initial bar date for Administrative Claims that accrued through a date prior to the Effective Date, an Administrative Claim with respect to which notice has been properly filed and served pursuant to Section 5.1(a) of the Plan shall become an Allowed Administrative Claim if no objection is filed within 180 days after the Effective Date, or such later date as may be approved by the Bankruptcy Court on motion of a party in interest, without notice or a hearing. If an objection is filed within such 180-day period (or any extension thereof), the Administrative Claim shall become an Allowed Administrative Claim only to the extent allowed by Final Order. An Administrative Claim with respect to which a Fee Application has been properly filed pursuant to Section 5.1(b) of the Plan shall become an Allowed Administrative Claim only to the extent allowed by Final Order.

         On the Distribution Date, each holder of an Allowed Administrative Claim shall receive (i) the amount of such holder's Allowed Claim in one Cash payment, or (ii) such other treatment as may be agreed upon in writing by the Debtors and such holder; provided, that an Administrative Claim representing a liability incurred in the ordinary course of business of the Debtors may be paid at the Debtors' election in the ordinary course of business.

         Tax Claims. At the election of the Debtors, each holder of an Allowed Tax Claim shall receive in full satisfaction of such holder's Allowed Tax Claim,
(a) the amount of such holder's Allowed Tax Claim, with Post-Confirmation Interest thereon, in equal annual Cash payments on each anniversary of the Effective Date, until the sixth anniversary of the date of assessment of such Tax Claim (provided that the Disbursing Agent may prepay the balance of any such Allowed Tax Claim at any time without penalty); (b) a lesser amount in one Cash payment as may be agreed upon in writing by such holder; or (c) such other treatment as may be agreed upon in writing by such holder. The Confirmation Order shall constitute and provide for an injunction by the Bankruptcy Court as of the Effective Date against any holder of a Tax Claim from commencing or continuing any action or proceeding against any responsible person or officer or director of the Debtors that otherwise would be liable to such holder for payment of a Tax Claim so long as no default has occurred with respect to such Tax Claim under the Plan.

         2.      CLASSIFIED CLAIMS.


         The following describes the Plan's classification of the Claims and Equity Interests that are required to be classified under the Bankruptcy Code and the treatment that the holders of Allowed Claims or Equity Interests will receive for such Claims or Equity Interests:

         (a) Class 1: Priority Claims. The "Priority Claims" consist of those Claims that are entitled to priority in accordance with Section 507(a) of the Bankruptcy Code, other than Administrative Claims. As to each of the Debtors, each holder of an Allowed Priority Claim shall be unimpaired under the Plan and, pursuant to Section 1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights of each holder of an Allowed Priority Claim in respect of such Claim shall be fully reinstated and retained as though the Chapter 11 Cases had not been filed, except as provided in Section 1124(2)(A)-(C) of the Bankruptcy Code, and the holders of such Allowed Priority Claims shall be paid in full.

         The Priority Claims are unimpaired under the Plan.

         (b) Class 2: Secured Claims. "Secured Claims" are Claims secured by a Lien on any Assets, which Lien is valid, perfected, and enforceable under applicable law and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, and which is duly established in the Chapter 11 Cases, but only to the extent of the value of the holder's interest in the collateral that secures payment of the Claim; (ii) a Claim against the Debtors that is subject to a valid right of recoupment or setoff under Section 553 of the Bankruptcy Code, but only to the extent of the Allowed amount subject to recoupment or setoff as provided in Section 506(a) of the Bankruptcy Code; and
(iii) a Claim allowed under the Plan as a Secured Claim. As to each of the Debtors, each holder of an Allowed Secured Claim shall be unimpaired under the Plan and, pursuant to Section 1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights of each holder of an Allowed Secured Claim in respect of such Claim shall be fully reinstated and retained as though the Chapter 11 Cases had not been filed, except as provided in Section 1124(2)(A)-(C) of the Bankruptcy Code, and the holder of such Allowed Secured Claims shall be paid in full.

         The Secured Claims are unimpaired under the Plan.

         (c) Class 3: Unsecured Claims. "Unsecured Claims" are Claims other than DIP Claims, Secured Claims (up to the Allowed amount subject to recoupment or setoff as provided in Section 506(a) of the Bankruptcy Code), Administrative Claims, Priority Claims and Tax Claims. Unsecured Claims shall be treated as follows:

                         e.Volve Unsecured Claims. Each holder of an Allowed
                 Unsecured Claim against e.Volve shall receive on the Distribution Date, a Pro Rata Share of e.Volve's Available Proceeds (in the form of Cash and/or beneficial interests in the Trust), until such Allowed Claim has been paid in full.

                         NNOC Unsecured Claims. Each holder of an Allowed
                 Unsecured Claim against NNOC shall receive on the Distribution Date, a Pro Rata Share of (A) NNOC's Available Proceeds (in the form of Cash and/or beneficial interests in the Trust), and (B) the e.Volve Residual Consideration, until such Allowed Claim has been paid in full.

                         AxisTel Debtors (other than NNISI) Unsecured Claims.
                 Each holder of an Allowed Unsecured Claim against the AxisTel Debtors (other than NNISI) shall receive on the Distribution Date, a Pro Rata share of (A) the Available Proceeds (in the form of Cash and/or beneficial interests in the Trust) received by AxisTel Debtors and (B) the Settlement Proceeds, until such Allowed Claim has been paid in full.

                         NNISI Unsecured Claims. Each holder of an Allowed
                 Unsecured Claim against NNISI shall receive on the Distribution Date, a Pro Rata share of (A) the Available Proceeds received by NNISI (in the form of Cash and/or beneficial interests in the Trust) and (B) the Settlement Proceeds, until such Allowed Claim has been paid in full.

         (d) Class 4: Equity Interests. Equity Interests in each of the Debtors shall be treated as follows:

                         e.Volve Equity Interests. NNOC, as the holder of 100%
                 of the Allowed Equity Interests in e.Volve, will receive the e.Volve Residual Assets on the Distribution Date on account of such Equity Interests and shall retain its ownership interests under the Plan.

                         NNGSI, NNISI and NNMSI Equity Interests. AxisTel, as
                 the holder of 100% of the Allowed Equity interests in NNGSI, NNISI and NNMSI, shall retain its ownership interest under the Plan.

                         AxisTel Equity Interests. NNOC, as the holder of 100%
                 of the Allowed Equity Interests in AxisTel, shall retain its ownership interests under the Plan.

                         NNOC Equity Interests. NNI, as the holder of 100% of
                 the Allowed Equity Interests in NNOC, shall retain its ownership interests under the Plan.

B.       IMPLEMENTATION OF PLAN.


         1.      THE QWEST LITIGATION.

         As stated, the Debtors believe they have substantial Claims and Causes of Action against Qwest which, if successful, could yield substantial recoveries to holders of Allowed Claims. The Plan provides for the establishment of a Trust for the benefit of holders of Allowed Claims against the Debtors. On the Effective Date, the Trustee (on behalf of the AxisTel Debtors and e.Volve) and NNI shall jointly retain Special Counsel to prosecute the Qwest Litigation Claim. NNI (on behalf of itself, the AxisTel Debtors and e.Volve) shall provide funding up to $600,000 (or such other additional amount as agreed to by NNI in writing) to fund the prosecution of the Qwest Litigation Claim. For purposes of the Plan, the amounts advanced by NNI on behalf of the AxisTel Debtors and e.Volve shall be advanced as contributions to the capital of NNOC by NNI and contribution to the capital of the AxisTel Debtors and e.Volve by NNOC (or its designee). For purposes of the Plan, (A) up to $200,000 of such funding to the Trust shall be deemed to have been advanced by e.Volve in exchange for NNI (as e.Volve's designee) receiving the repayment of the amount advanced by it to fund the prosecution of e.Volve's Qwest Litigation Claim and one-third (1/3) of the Net Qwest Litigation Proceeds and (B) up to $200,000 of such funding to the Trust shall be deemed to have been advanced by the AxisTel Debtors in exchange for NNI (as the AxisTel Debtors' designee) receiving repayment of the amount advanced by it to fund the prosecution of the AxisTel Debtors' Qwest Litigation Claim and one-third (1/3) of the Net Qwest Litigation Proceeds. Notwithstanding anything contained herein to the contrary, the proceeds of any judgment or award against Qwest will be distributed between NNI and the Trustee (on behalf of e.Volve and the AxisTel Debtors) based upon the Claim or Cause of Action which gave rise to such judgment or award; provided that to the extent any judgment or award is unallocated or any settlement is for a lump sum amount, the net proceeds (after reimbursement of the funding provided by NNI herein) shall be distributed (A) one-third (1/3) to NNI, (B) one-third to the Trust in respect of e.Volve's Qwest Litigation Claim, and (C) one-third (1/3) to the Trust in respect of the AxisTel Debtors' Qwest Litigation Claim. Any settlement must be approved by NNI and the Trustee, and any disputes arising under Section 7.1 of the Plan shall be resolved by Final Order of the Bankruptcy Court.

         2.      THE AUCTION.

         In connection with the plan confirmation process, the Debtors shall seek an order or orders from the Bankruptcy Court, which may be the Confirmation Order, approving and authorizing the sale(s) pursuant to sections 105, 363(f), 365 and/or 1123(a) of the Bankruptcy Code of the Debtors' Assets to the bidder(s) who submit the highest and best bids, as determined by the Debtors in the exercise of their sound business judgment. It is contemplated that the sales of the Assets pursuant to the Auction shall be consummated on or before the Effective Date and the Net Consideration therefrom will be distributed pursuant to the Plan. NNI reserves its right to credit bid at the Auction as provided by
Section 363(k) of the Bankruptcy Code.

         3.      THE TRUST.

         On the Effective Date, the Trust will be established for the benefit of holders of Allowed Claims against the Debtors and will be settled with the Trust Assets. The Trust Assets consist of the Debtors' Residual Assets, the Debtors' Litigation Assets, and the Debtors' Qwest Litigation Claim. The Trustee shall be appointed by the Debtors, and the identity of the Trustee shall be disclosed on or before the date of the Confirmation Hearing. The Trustee shall administer the Trust Assets and maintain a separate accounting with respect to each Debtor. Distributions will be made to holders of Allowed Claims against the Debtors from the Trust Assets in accordance with the Plan and the Plan Documents.

C.       CONDITIONS TO CONFIRMATION.

         The Plan will not be confirmed, and the Confirmation Order will not be entered, until and unless certain specified "Confirmation Conditions" have been satisfied or waived by the Debtor. These Confirmation Conditions, are as follows:


         1. The Clerk of the Bankruptcy Court shall have entered an order or orders, which may be the Confirmation Order, approving the Plan Documents, authorizing the Debtors to execute, enter into, and deliver the Plan Documents and to execute, implement, and to take all actions otherwise necessary or appropriate to give effect to, the transactions contemplated by the Plan and the Plan Documents, including, without limitation, consummating the sales and transactions contemplated by the Auction and the Plan Documents.

         2. The Confirmation Order, the Plan Documents and the Plan shall be, in form and substance, acceptable to the Proponents.


D.       CONDITIONS PRECEDENT TO THE EFFECTIVE DATE UNDER THE PLAN.

         The "effective date of the plan," as used in Section 1129 of the Bankruptcy Code, will not occur, and the Plan will be of no force and effect, until the Effective Date. The "Effective Date" will occur on a date selected by the Proponents which is no later than ten (10) business days after all of the following conditions have been satisfied or waived:

         1. The Confirmation Order shall have been entered by the Clerk of the Bankruptcy Court, be in full force and effect and not be subject to any stay or injunction.

         2. All necessary consents, authorizations and approvals shall have been given for the transfers of property and the payments provided for or contemplated by the Plan.

         The Proponents may waive the occurrence of any of these conditions precedent. The Proponents, for purposes of the analyses contained in this Disclosure Statement, have assumed that the Effective Date will occur on or before March 15, 2002. If the Proponents decide that one of the foregoing conditions cannot be satisfied, and the occurrence of such condition is not waived by the Proponents, then the Proponents will file a notice of such failure of Effective Date with the Bankruptcy Court, at which time the Plan and the Confirmation Order will be deemed null and void.


E.       EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

         Any executory contracts or unexpired leases of any of the Debtors that have not been approved by the Bankruptcy Court on or prior to the Confirmation Date for assumption and assignment by any of the Debtors shall be deemed to have been rejected by the Debtors. The Plan shall constitute a motion to reject such executory contracts and unexpired leases, and the Debtors shall have no liability thereunder except as is specifically provided in the Plan. The Confirmation Order shall constitute approval of such rejections pursuant to
Section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such rejected executory contract or unexpired lease is burdensome and that the rejection thereof is in the best interest of the Debtors, their estates, and all parties in interest in the Chapter 11 Cases.

         Claims created by the rejection of executory contracts or unexpired leases or the expiration or termination of any executory contract or unexpired lease prior to the Confirmation Date must be filed with the Bankruptcy Court and served on the Debtors (a) in the case of an executory contract or unexpired lease rejected by the Debtors prior to the Confirmation Date, in accordance with the Bar Date Notice, or (b) in the case of an executory contract or unexpired lease that (i) was terminated or expired by its terms prior to the Confirmation Date, or (ii) is deemed rejected pursuant to Section 11.1 of the Plan, no later than thirty (30) days after the Confirmation Date. Any Claims for which a proof of claim is not filed and served within such time will be forever barred from assertion and shall not be enforceable against the Debtors, their estates, assets, properties, or interests in property. Unless otherwise ordered by the Bankruptcy Court, all such Claims that are timely filed as provided herein shall be treated as Unsecured Claims under the Plan subject to objection by the Debtors.


F.       FRACTIONAL DISTRIBUTIONS.

         No Distributions in fractions of cents will be paid. Fractional cents shall be rounded to the nearest whole cent.


G.       PROVISIONS FOR TREATMENT OF CONTESTED CLAIMS.

         As soon as practicable, but in no event later than one hundred and eighty (180) days after the Effective Date (subject to being extended by the Bankruptcy Court upon motion of the Disbursing Agent without notice or a hearing), objections to Claims shall be filed with the Bankruptcy Court and served upon the holders of each of the Claims to which objections are made. The Disbursing Agent may object to the allowance of Claims filed with the Bankruptcy Court with respect to which liability is disputed in whole or in part. All objections that are filed and prosecuted as provided herein shall be litigated to Final Order or compromised and settled in accordance with Section 8.3 of the Plan. Notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, from and after the Effective Date all Claims and all claims that any of the Debtors have asserted against other parties may be compromised and settled according to the following procedures:

         SUBJECT TO SUBSECTION 8.3(c) OF THE PLAN, THE FOLLOWING SETTLEMENTS OR COMPROMISES DO NOT REQUIRE THE REVIEW OR APPROVAL OF THE BANKRUPTCY COURT OR ANY OTHER PARTY IN INTEREST:

                         The settlement or compromise of a Claim pursuant to
                 which such Claim is Allowed in an amount of $100,000 or less;
                 and

                         The settlement or compromise of a Claim where the
                 difference between the amount of the Claim listed on the Debtors' Schedules and the amount of the Claim proposed to be Allowed under the settlement is $100,000 or less; and

                         THE DEBTOR'S QWEST LITIGATION CLAIM MAY BE COMPROMISED
                 AND SETTLED IN ACCORDANCE WITH SECTION 7.1 OF THE PLAN.

         THE FOLLOWING SETTLEMENTS OR COMPROMISES SHALL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL:

                         Any settlement or compromise not described in
                 subsection 8.3(a) of the Plan; and

                         Any settlement or compromise of a Claim or a claim
                 asserted by one or more of the Debtors that involves an "insider," as defined in Section 101(31) of the Bankruptcy Code.

H.       NEW CHARTERS AND BY-LAWS.

         Each of the Debtors shall continue to exist after the Effective Date as separate corporate entities, with all corporate powers, in accordance with the laws of Delaware and pursuant to the New Charters and the New By-Laws, which shall become effective upon the occurrence of the Effective Date. All of the Debtors' respective Assets shall be transferred, conveyed and assigned in accordance with the terms of the Auction, the Plan Documents and the Plan, as applicable, on the Effective Date. Except as otherwise provided in the Plan, the Residual Assets will be retained by the Debtors and/or the Trust and liquidated, with the Net Consideration therefrom to be distributed pursuant to the Plan. The New Charters and By-Laws will be filed with the Bankruptcy Court as Plan Documents.

I.       SATISFACTION OF CLAIMS.

         The rights afforded in the Plan and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued thereon from and after the Petition Date, against the Debtors and the Debtors in Possession, or any of their Estates, Assets, properties, or interests in property. Except as otherwise provided herein, on the Effective Date, all Claims against and Equity Interests in the Debtors and the Debtors in Possession shall be satisfied, discharged, and released in full. Except as otherwise provided herein, all Persons shall be precluded and forever barred from asserting against the Debtors, their respective successors or assigns, or their Assets, properties, or interests in property any other or further Claims based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not the facts of or legal bases therefor were known or existed prior to the Effective Date.

J.       MODIFICATION OF THE PLAN.

         Modification of the Plan may be proposed in writing by the Proponents at any time before confirmation, provided that the Plan, as modified, meets the requirements of Sections 1122 and 1123 of the Bankruptcy Code, and the Proponents have complied with Section 1125 of the Bankruptcy Code. The Debtor may modify the Plan at any time after confirmation and before substantial consummation, provided that the Plan, as modified, meets the requirements of Sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan as modified, under Section 1129 of the Bankruptcy Code, and the circumstances warrant such modifications. A holder of a Claim that has accepted or rejected the Plan shall be deemed to have accepted or rejected, as the case may be, such plan as modified, unless, within the time fixed by the Bankruptcy Court, such holder changes its previous acceptance or rejection.

K.       REVOCATION OR WITHDRAWAL OF THE PLAN.

         The Proponents reserve the right to revoke and withdraw the Plan prior to the occurrence of the Effective Date. If the Proponents revoke or withdraw the Plan, or if the Effective Date does not occur as set forth in the Plan, then, as to such Debtor the Plan and all settlements set forth in the Plan shall be deemed null and void and nothing contained herein shall be deemed to constitute a waiver or release of any Claims against or Equity Interests in the Debtors or to prejudice in any manner the rights of the Debtors or any Person in any other further proceedings involving the Debtors.


L.       VESTING OF RIGHTS OF ACTION.

         Under Sections 544, 545, 547, 548, 549, 550, 551, and 553 of the
Bankruptcy Code, a debtor in possession has certain powers to recover money or other assets for the benefit of the debtor's estate, eliminate security interests in estate property, or eliminate debt incurred by the estate. Except as otherwise provided in the Plan, all Causes of Action assertable by any of the Debtors, including but not limited to Avoidance Actions, shall be retained by the Debtors and/or the Trust, shall be vested in the Debtors and/or the Trust upon the occurrence of the Effective Date. Except as otherwise provided in the Plan, the Debtors' rights to commence such Causes of Action (including Avoidance Actions) shall be preserved notwithstanding consummation of the Plan. Any net recovery realized by the Debtors on account of such Causes of Action shall be the property of the recovering Debtor and/or the Trust, as applicable. Upon the occurrence of the Effective Date, all Claims and Causes of Action of the Debtors against the directors, officers and employees of the Debtors who served in such capacities after the Petition Date and were not terminated by the Debtors after the Petition Date (which may be asserted by the Debtors directly for their own benefit or derivatively for the benefit of any Person), shall be waived, released and forever discharged.

         PARTIES IN INTEREST, INCLUDING WITHOUT LIMITATION CREDITORS, MAY NOT RELY ON THE ABSENCE OF A REFERENCE IN THE DISCLOSURE STATEMENT OR THE PLAN AS ANY INDICATION THAT THE DEBTORS WILL NOT PURSUE ANY AND ALL AVAILABLE CAUSES OF ACTION AGAINST THEM. THE DEBTORS AND THE DEBTORS' ESTATES EXPRESSLY RESERVE ALL RIGHTS TO PROSECUTE ANY AND ALL CAUSES OF ACTION AGAINST THIRD PARTIES, WHETHER OR NOT REFERENCED IN THE DISCLOSURE STATEMENT OR PLAN.

M.       THIRD PARTY AGREEMENTS; SUBORDINATION.

         The Distributions to the various classes of Claims under the Plan shall not affect the right of any Person to levy, garnish, attach, or employ any other legal process with respect to such Distributions by reason of any claimed subordination rights or otherwise. All of such rights and any agreements relating thereto shall remain in full force and effect. Distributions under the Plan shall be subject to and modified by any Final Order directing distributions other than as provided in the Plan.

N.       EXCULPATION.

         None of the Proponents, or the Disbursing Agent, the Trustee, or any of their respective officers, directors, employees, agents, representatives, advisors, attorneys, successors and assigns for any act or omission in connection with or arising out of the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for gross negligence or willful misconduct as determined by Final Order of the Bankruptcy Court, and in all respects shall be entitled to rely upon the advice of counsel and all information provided by other exculpated persons herein without any duty to investigate the veracity or accuracy of such information with respect to their duties and responsibilities under the Plan.

         Additionally, except as otherwise provided in Section 10.3 of the Plan, the Disbursing Agent, together with its officers, directors, employees, agents, and representatives, shall be exculpated by all Persons, holders of Claims and Equity Interests, and all other parties in interest, from any and all causes of action, and other assertions of liability (including breach of fiduciary duty) arising out of the discharge of the powers and duties conferred upon the Disbursing Agent by the Plan, any Final Order of the Bankruptcy Court entered pursuant to or in the furtherance of the Plan, or applicable law, except solely for actions or omissions arising out of the Disbursing Agent's willful misconduct or gross negligence.

O.       INJUNCTIONS.

         On the Effective Date, all Persons who have been, are, or may be holders of Claims against or Equity Interests in the Debtors and their subsidiaries shall be enjoined from taking any of the following actions against or affecting the Proponents, the Estates, the Assets, the Disbursing Agent, the Trustee, any purchaser pursuant to the Auction, or any of their respective subsidiaries, officers, directors, employees (but only those directors, officers or employees serving in such capacities on the Effective Date), agents, representatives, advisors, attorneys, successors and assigns or their respective assets and property with respect to such Claims or Equity Interests (other than actions brought to enforce any rights or obligations under the Plan):

         (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, all suits, actions, and proceedings that are pending as of the Effective Date, which must be withdrawn or dismissed with prejudice);

         (b) enforcing, levying, attaching, collecting or otherwise recovering by any manner or means whether directly or indirectly any judgment, award, decree or order;

         (c) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance; and

         (d) asserting any setoff, right of subrogation or recoupment of any kind; provided, that any defenses, offsets or counterclaims which the Debtors may have or assert in respect of the above referenced claims are fully preserved in accordance with the Plan.

P.       SUPPLEMENTAL DOCUMENTS.

         All appendices and exhibits to the Plan and the Plan Documents are incorporated into the Plan by reference and are part of the Plan as if set forth in full therein. All appendices and exhibits to the Plan and the Plan Documents must be filed with the Bankruptcy Court on or before the confirmation hearing. Such exhibits to the Plan and the Plan Documents may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. In addition, holders of Claims and Equity Interests may obtain copies of such exhibits, once filed, upon written request to the following address:

         The Bayard Firm, P.A.
         222 Delaware Avenue, Suite 900
         Wilmington, DE 19801
         Attn: Eric M. Sutty, Esq.

Q.       RETENTION OF JURISDICTION.

         Pursuant to Sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall retain and shall have exclusive jurisdiction over any matter (a) arising under the Bankruptcy

Code, (b) arising in or related to the Chapter 11 Cases or the Plan, or (c) that relates to the following:

         (i) To hear and determine any and all motions or applications pending on the Confirmation Date or thereafter brought in accordance with Article XI of the Plan for the assumption and/or assignment or rejection of executory contracts or unexpired leases to which any of the Debtors is a party or with respect to which any of the Debtors may be liable, and to hear and determine any and all Claims resulting therefrom or from the expiration or termination of any executory contract or unexpired lease;

         (ii) To determine any and all adversary proceedings, applications, motions, and contested or litigated matters that may be pending on the Effective Date or that, pursuant to the Plan, may be instituted by the Disbursing Agent or the Trustee, as applicable, after the Effective Date, including, without express or implied limitation, any application to the Bankruptcy Court relating to any claims to avoid any preferences, fraudulent transfers, or other voidable transfers, or otherwise to recover assets for the benefit of the Debtors;

         (iii) To hear and determine any objections to the allowance of Claims, whether filed, asserted, or made before or after the Effective Date, including, without express or implied limitation, to hear and determine any objections to the classification of any Claim and to allow, disallow or estimate any Contested Claim in whole or in part;

         (iv) To issue such orders in aid of execution of the Plan to the extent authorized or contemplated by Section 1142 of the Bankruptcy Code;

         (v) To consider any modifications of the Plan, remedy any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

         (vi) To hear and determine all applications for allowances of compensation and reimbursement of expenses of professionals under Sections 330 and 331 of the Bankruptcy Code and any other fees and expenses authorized to be paid or reimbursed under the Plan or the Bankruptcy Code;

         (vii) To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with the Plan, the Settlement, the Auction or the Plan Documents or their interpretation, implementation, enforcement, or consummation;

         (viii) To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with the Confirmation Order (and all exhibits to the Plan) or its interpretation, implementation, enforcement, or consummation;

         (vix) To the extent that Bankruptcy Court approval is required, to consider and act on the compromise and settlement of any Claim or cause of action by or against the Debtors' estates;

         (x) To determine such other matters that may be set forth in the Plan, or the Confirmation Order, or that may arise in connection with the Plan, or the Confirmation Order;

         (xi) To hear and determine matters concerning state, local, and federal taxes, fines, penalties, or additions to taxes for which the Debtors, the Debtors in Possession, or the Disbursing Agent may be liable, directly or indirectly, in accordance with Sections 346, 505, and 1146 of the Bankruptcy Code;

         (xii) To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with any setoff and/or recoupment rights of the Debtors or any Person;

         (xiii) To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with Causes of Action of the Debtors (including Avoidance Actions) commenced by the Disbursing Agent, the Debtors or the Trustee, as applicable, before or after the Effective Date;

         (xiv) To enter an order or final decree closing the Chapter 11 Cases;

         (xv) To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

         (xvi) To issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person with consummation, implementation or enforcement of the Plan or the Confirmation Order; and

         (xvii) To hear and determine any other matters related hereto and not inconsistent with chapter 11 of the Bankruptcy Code.

                   IX. CONFIRMATION AND CONSUMMATION PROCEDURE

         Under the Bankruptcy Code, the following steps must be taken to confirm the Plan:


A.       SOLICITATION OF VOTES.

         In accordance with Sections 1126 and 1129 of the Bankruptcy Code, the Claims in Classes 3 and 4 are impaired, and the holders of such Claims are entitled to vote to accept or reject the Plan in the manner and to the extent set forth in the Voting Procedures. Pursuant to the Voting Procedures, any Creditor holding a Claim in an impaired class under the Plan may vote on the Plan so long as such Claim has not been disallowed and is not the subject of an objection pending as of the Record Date. Nevertheless, if a Claim is the subject of such an objection, the holder thereof may vote if, prior to the Voting Deadline February __, 2002, at 4:00 p.m. Prevailing Eastern Time), such holder obtains an order of the Bankruptcy Court, or the Bankruptcy Court approves a stipulation between the Debtors and such holder, fully or partially allowing such Claim, whether for all purposes or for voting purposes only. The above is a summary only, and is subject to the voting procedures approved by the Bankruptcy Court, which are attached hereto as Exhibit C.

         Claims in Classes 1 and 2 are unimpaired. The holders of Allowed Claims in such classes are conclusively presumed to have accepted the Plan, and the solicitation of acceptances with respect to each such Class is not required under Section 1126(f) of the Bankruptcy Code.

         As to classes of claims entitled to vote on a plan, the Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims of that class that have timely voted to accept or reject a plan. The Voting Procedures provide that, with respect to the tabulation of ballots for all Claims, the amount to be used to tabulate acceptance or rejection of the Plan is as follows (in order of priority): (i) if prior to the Voting Deadline, the Bankruptcy Court enters an order or approves a stipulation between the Debtors and the Creditor fully or partially allowing a Claim, whether for all purposes or for voting purposes only, the amount allowed thereunder; (ii) the liquidated amount specified in a proof of claim filed on or before the Voting Record Date so long as such proof of claim has not been disallowed by the Bankruptcy Court and is not the subject of an objection pending as of the Voting Record Date; (iii) the Claim amount listed in the Schedules (as amended) as liquidated, undisputed, and not contingent; and (iv) if a proof of claim has been filed on or before the Voting Record Date, and such Claim is wholly contingent or unliquidated, the Claim amount, for voting purposes only, will be $1.00 so long as such proof of claim has not been disallowed by the Bankruptcy Court and is not the subject of an objection pending as of the Voting Record Date.

         A ballot will not be counted if a Claim has been disallowed or an objection is pending to the Claim as of the Voting Record Date, and the Creditor has not obtained, on or before the Voting Deadline, a Bankruptcy Court order allowing such Claim, either in whole or in part, for all purposes or for voting purposes only. A BALLOT WILL NOT BE COUNTED IF IT IS NOT ACTUALLY RECEIVED BY LOGAN & COMPANY, INC., 546 VALLEY ROAD, UPPER MONTCLAIR, NJ 07043 THE VOTING
DEADLINE: 4:00 P.M., PREVAILING EASTERN TIME, ON FEBRUARY 20, 2002. PLEASE FOLLOW THE INSTRUCTIONS ON YOUR BALLOT FOR RETURNING THE BALLOT. In addition, a vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

         IF YOU HAVE ANY QUESTIONS ABOUT THESE INSTRUCTIONS, PLEASE CALL THE BALLOTING AGENT, LOGAN & COMPANY, INC., AT (973) 509-3190.


B.       THE CONFIRMATION HEARING.

         The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing. The Confirmation Hearing in respect of the Plan has been scheduled for March 1, 2002, at 9:30 a.m., Prevailing Eastern Time, before the Honorable Randall J. Newsome, United States Bankruptcy Judge, 844 King Street, 2nd Floor, Wilmington, Delaware. The Confirmation

Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement of the adjourned date made at the Confirmation Hearing.

         Any objection to confirmation must be made in writing and must specify in detail the name and address of the objector, all grounds of the objection, and the amount and class of the Claim. Any such objection must be filed with the Bankruptcy Court and served so that it is received by the Bankruptcy Court, counsel to the Debtors, counsel to the UST, and all other persons having filed notices of appearance in the Chapter 11 Cases on or before February 20, 2002 at 4:00 p.m., Prevailing Eastern Time. Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014.


C.       CONFIRMATION.

         At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of Section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of the Plan are that the Plan is (i) accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the Plan "does not discriminate unfairly" and is "fair and equitable" as to such class, (ii) feasible, and (iii) in the "best interests" of creditors and stockholders that are impaired under the Plan.


         1.      ACCEPTANCE.

         Classes 3 and 4 of the Plan are impaired under the Plan and holders of Claims in such Classes are entitled to vote to accept or reject the Plan. Classes 1 and 2 Claims are unimpaired and are conclusively deemed to have voted to accept the Plan. As to such class (any other class which may reject the Plan), the Debtors intend to seek nonconsensual confirmation of the Plan under
Section 1129(b) of the Bankruptcy Code.


         2.      CRAMDOWN -- UNFAIR DISCRIMINATION AND FAIR AND EQUITABLE TESTS.

         To obtain nonconsensual confirmation of the Plan, at least one impaired class must vote to accept the Plan (excluding any votes of insiders), and the Debtors must demonstrate to the Bankruptcy Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired, nonaccepting class. The Bankruptcy Code provides the following non-exclusive definition of the phrase "fair and equitable," as it applies to secured creditors, unsecured creditors, and equity holders:

         (a) Secured Creditors. Either (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim, or (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds is provided in clause (i) or (ii) of this subparagraph.

         (b) Unsecured Creditors. Either (i) each impaired unsecured creditor receives or retains under the plan property of a value equal to the amount of its allowed claim, or (ii) the holders of claims and interests that are junior to the claims of the rejecting class of unsecured creditors will not receive or retain any property under the plan.

         (c) Equity Interests. Either (i) each holder of an equity interest will receive or retain under the plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled, or the value of the interest, or (ii) the holder of an interest that is junior to the nonaccepting class will not receive or retain any property under the plan.

         The Proponents believe that the Plan and the treatment of all classes of Claims and Equity Interests under the Plan satisfy the foregoing requirements for nonconsensual confirmation of the Plan. Specifically, holders of Allowed Secured Claims and Priority Claims shall be paid in full on the Distribution Date. In addition, it is expected that holders of Allowed Unsecured Claims shall receive a distribution in the form of a pro rata share of the Available Proceeds until such Allowed Claim has been paid in full. Further, no class that is junior to Class 3 (Unsecured Claims) will receive or retain any property under the Plan until Class 3 is paid in full (note: under the terms of the Settlement, the Class 4 Equity Interests in AxisTel and e.Volve, which is NNOC, will retain its ownership interest even if Class 4 Allowed Unsecured Claims are not paid in full). Finally, there is no class that is junior to Class 4 that will receive a distribution under the Plan.


         3.      FEASIBILITY.

         The Bankruptcy Code requires that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. Allowed Administrative Claims, Allowed Priority Claims and Allowed Secured Claims will be paid in full on the Effective Date or as soon thereafter as is practicable; provided that the DIP Lender shall receive the New Secured Note for any deficiency in repayment of the DIP Claims. Distributions to the holders of Allowed Unsecured Claims will be from the Available Proceeds of each Debtor on the Distribution Date or as soon thereafter as is practicable.


         4.      BEST INTERESTS OF CREDITORS TEST.

         With respect to each impaired class of Claims and Equity Interests, confirmation of the Plan requires that each holder of a Claim or Equity Interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. This requirement is referred to as the "best interests test." To determine what holders of Claims and Equity Interests of each impaired class would receive if the Debtors were liquidated under chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of chapter 7 liquidation cases. The cash amount that would be available for satisfaction of Claims (other than Secured Claims) and Equity Interests would consist of the proceeds resulting from the disposition of the unencumbered assets of the Debtors, augmented by the unencumbered cash held by the Debtors at the time of the commencement of the liquidation cases. Such cash amount would be reduced by the amount of the costs and expenses of the liquidation and by such additional administrative and priority claims that may result from the termination of the Debtors' businesses and the use of chapter 7 for the purposes of liquidation.

         The Debtors' costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those that might be payable to attorneys and other professionals that such a trustee may engage. In addition, claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtors during the pendency of the Chapter 11 Cases. The foregoing types of claims and other claims that may arise in a liquidation case or result from the pending Chapter 11 Cases, including any unpaid expenses incurred by the Debtors in Possession during the Chapter 11 Cases, such as compensation for attorneys, financial advisers, and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition Claims. Furthermore, a lack of financing would be a substantial impediment to a chapter 7 trustee in liquidating the remaining business assets and prosecuting the litigation.

         To determine if the Plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of the liquidation of the Debtors' unencumbered assets and properties are compared with the value of the property offered to such classes of Claims and Equity Interests under the Plan.

         After considering the effects that chapter 7 liquidations would have on the ultimate proceeds available for distribution to Creditors in the Chapter 11 Cases, including (i) the increased costs and expenses of liquidations under chapter 7 arising from fees payable to trustees in bankruptcy and professional advisers to such trustees, (ii) the lack of financing to fund the sale or disposition of valuable operating assets and the prosecution of causes of action, (iii) the erosion in value of assets in chapter 7 cases in the context of the expeditious liquidation required under a chapter 7 case and (iv) the substantial increases in Claims that would be satisfied on a priority basis or on a parity with Creditors in the Chapter 11 Cases, the Debtors have determined that confirmation of the Plan will provide each holder of an Allowed Claim or Equity Interest with a recovery that is not less than such holder would receive pursuant to liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

         The Liquidation Analysis is attached hereto as Exhibit "D" (the "Liquidation Analysis"). The information set forth in Exhibit "D" provides a summary of the liquidation values of the Debtors' assets assuming chapter 7 liquidations in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors' Estates. Reference should be made to the Liquidation Analysis for a complete discussion and presentation of the expected distributions to parties in interest if the Debtors' Chapter 11 cases were converted to cases under chapter 7 of the Bankruptcy Code.

         Underlying the Liquidation Analysis are a number of estimates and assumptions that, although considered reasonable by the Debtors, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors. The

Liquidation Analysis are also based upon assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected may not be realized if the Debtors were, in fact, to undergo such a liquidation.


D.       CONSUMMATION.

         The Plan will be consummated on the Effective Date. For a more detailed discussion of the conditions precedent to the Plan and the impact of the failure to meet such conditions, see "Summary of the Plan -- Conditions to Confirmation, and Conditions Precedent to the Effective Date under the Plan."

         The Plan is to be implemented pursuant to the provisions of the Bankruptcy Code.


                    X. MANAGEMENT OF THE REORGANIZED DEBTORS

         The members of the boards of directors who are serving as of the Confirmation Date will continue to serve in such capacities until the Effective Date. Entry of the Confirmation Order shall ratify and approve all actions taken by the board of directors of the Debtors from the Petition Date through and until the Effective Date. No later than fifteen (15) days prior to the Confirmation Hearing, the Debtors shall designate the post-Effective Date members of the Board of Directors of the Debtors (the "New Board"). On the Effective Date, the existing members of the boards of directors will be deemed to have resigned, and the New Board shall become the new members of the board of directors of the Debtors or such successor(s). Thereafter, the selection and replacement of members of the board of directors shall be governed by the New Charters and the New By-Laws and applicable law. No later than fifteen (15) days prior to the Confirmation Hearing the Debtors will designate any post-Effective Date officers.


                                XI. RISK FACTORS


A.       FINANCIAL INFORMATION; DISCLAIMER.

         Although the Debtors have used their best efforts to ensure the accuracy of the financial information provided in this Disclosure Statement, the financial information contained in this Disclosure Statement has not been audited and is based upon an analysis of data available at the time of the preparation of the Plan and Disclosure Statement. While the Debtors believe that such financial information fairly reflects the finances of the Debtors, the Debtors are unable to warrant or represent that the information contained herein and attached hereto is without inaccuracies or complete.


B.       LITIGATION OUTCOMES.

         The Debtors believe they have meritorious claims against third parties that should result in recoveries to their estates. However, there are inherent uncertainties associated with the outcome of any litigation. In addition, the costs of prosecuting such claims can be significant and unpredictable.


C.       CERTAIN BANKRUPTCY CONSIDERATIONS.


         1.      RISK OF NON-CONFIRMATION OF THE PLAN.

         Even if all impaired Classes accept or could be deemed to have accepted the Plan, the Plan may not be confirmed by the Bankruptcy Court. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, (a) that the confirmation of the Plan not be followed by a need for further financial reorganization, (b) that the value of distributions to dissenting holders not be less than the value of distributions to such holders if the Debtors were liquidated under chapter 7 of the Bankruptcy Code and (c) that the Plan and the Proponents otherwise comply with the applicable provisions of the Bankruptcy Code. Although the Proponents believe that the Plan will meet all applicable tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion.


         2.      NONCONSENSUAL CONFIRMATION.

         Pursuant to the "cramdown" provisions of Section 1129(b) of the Bankruptcy Code, the Bankruptcy Court can confirm the Plan at the Debtors' request if at least one other Impaired Class has accepted the Plan (with such acceptance being determined without including the acceptance of any "insider" in such Class) and, as to each Impaired class which has not accepted the Plan, the Bankruptcy Court determines that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to Impaired Classes. In accordance with subsection 1129(a)(8) of the Bankruptcy Code, the Debtors will be required to request confirmation of the Plan without the acceptance of all Impaired classes entitled to vote in accordance with subsection 1129(b) of the Bankruptcy Code.

         The Debtors reserve the right to modify the terms of the Plan as necessary for the confirmation of the Plan without the acceptance of all Impaired Classes. Such modification could result in a less favorable treatment of any non-accepting Class or Classes, as well as of any Classes junior to such non-accepting Classes, than the treatment currently provided in the Plan. Such less favorable treatment could include a distribution of property to the Class affected by the modification of a lesser value than that currently provided in the Plan or no distribution of property whatsoever under the Plan.


         3.      DELAYS OF CONFIRMATION AND/OR EFFECTIVE DATE

         Any delays of either confirmation or effectiveness of the Plan could result in, among other things, increased professional fee claims. These or any other negative effects of delays of either confirmation or effectiveness of the Plan could endanger the ultimate approval of the Plan by the Bankruptcy Court.

D.       CERTAIN REGULATORY CONSIDERATIONS.

         The telecommunications services the Debtors provide or formerly provided are subject to various foreign and U.S. domestic laws and regulations. Some of these regulations have a direct or indirect impact on the Debtors' operations and the profitability of those operations. With respect to e.Volve's U.S. -- Mexico operations, e.Volve does not have a license or concession to operate in Mexico from COFETEL (the regulatory agency in Mexico) which is a requirement prior to serving points in Mexico. Further, the FCC could determine that e.Volve's services do not comply with the FCC's International Settlements Policy, which, among other things, requires U.S. carriers to make certain settlement payments to foreign carriers terminating such traffic and to terminate a certain amount of return traffic from those carriers. The operations of some of the Debtors are also subject to a wide variety of other regulatory requirements, including, among other things, prior FCC and state licensing and discontinuance requirements. In some instances, the Debtors' past or current operations may not or do not comply with all applicable U.S. domestic or foreign laws or regulations. If a foreign or U.S. governmental authority, such as the FCC or a state public service commission, were to determine that such Debtor did not comply or currently is not in compliance with applicable rules, the Debtors could be subject to sanctions, including, but not limited to, fines and forfeitures. Further, inherent in the telecommunications industry is the risk of federal and state regulatory assessments for pre- or postpetition periods.


            XII. CERTAIN MATERIAL INCOME TAX CONSEQUENCES OF THE PLAN

         THE PLAN AND ITS RELATED TAX CONSEQUENCES ARE COMPLEX. MOREOVER, MANY OF THE INTERNAL REVENUE CODE PROVISIONS DEALING WITH THE FEDERAL INCOME TAX ISSUES ARISING FROM THE PLAN HAVE BEEN THE SUBJECT OF RECENT LEGISLATION AND, AS A RESULT, MAY BE SUBJECT TO AS YET UNKNOWN ADMINISTRATIVE OR JUDICIAL INTERPRETATIONS. THE DEBTOR HAS NOT REQUESTED A RULING FROM THE IRS WITH RESPECT TO THESE MATTERS. ACCORDINGLY, NO ASSURANCE CAN BE GIVEN AS TO THE INTERPRETATION THAT THE IRS WILL ADOPT. THERE ALSO MAY BE STATE, LOCAL OR OTHER TAX CONSIDERATIONS APPLICABLE TO EACH CREDITOR. CREDITORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE CONSEQUENCES OF THE PLAN TO THEM UNDER FEDERAL AND APPLICABLE STATE, LOCAL AND OTHER TAX LAWS.

A.       U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS
         OF ALLOWED CLAIMS AND EQUITY INTERESTS.

         The U.S. federal income tax consequences to holders of an Allowed Claim or Equity Interest arising from the Distributions to be made under the Plan may vary depending upon, among other things: the type of consideration received by the holder in exchange for its Claim or Interest; for Claims, the nature of the indebtedness owing to the holder; whether the holder has previously claimed a bad debt or worthless security deduction in respect of such holder's Claim or Interest; and whether such Claim or Interest constitutes a "security" for purposes of the reorganization provisions of the Internal Revenue Code.

         As noted above, the U.S. federal income tax consequences of the Plan to holders of Allowed Claims will depend, in part, on whether the indebtedness underlying their Claims constitutes securities for purposes of the reorganization provisions of the Internal Revenue Code. Neither the Internal Revenue Code nor the regulations thereunder define the term "securities." The determination of whether a Claim constitutes a "security" depends upon the nature of the indebtedness or obligation. Important factors to be considered include, among other things, the length of time to maturity, the degree of continuing interest in the issuer, and the purpose of the borrowing. Generally, corporate debt instruments with maturities when issued of less than five years are not considered securities, and corporate debt instruments with maturities when issued of ten years or more are considered securities. Claims for accrued interest are generally not considered securities. Allowed Claims against the Debtors include Secured Claims, Administrative Claims, Priority Claims and Unsecured Claims. Unsecured Claims represent primarily trade debt, and accrued interest thereon, if any, which has been incurred by a Debtor in the ordinary course of its business, and generally such Claims are not considered securities. Based on these factors, Allowed Unsecured Claims generally should not be considered securities.

         HOLDERS OF ALLOWED CLANS SHOULD EVALUATE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO THEM BASED UPON THEIR OWN PARTICULAR CIRCUMSTANCES AND SHOULD NOT RELY SOLELY ON THE GENERAL DISCUSSION HEREIN.


         1.      TAX CONSEQUENCES BY CLASS.

         Subject to the discussion below in "Certain Other U.S. Federal Income Tax Considerations for Holders of Allowed Claims":

                         (a) Holders of Allowed Claims. Pursuant to the Plan,
                 holders of Allowed Claims that are not securities will receive either (i) payment in full in cash (Administrative Claims and Secured Claims), (ii) with respect to holders of Allowed Unsecured Claims against e.Volve, (x) beneficial interests in the Trust representing a contingent payment right to a portion of the e.Volve proceeds of the Trust and (y) remaining Cash proceeds, if any, after the sale of the e.Volve Assets (other than the e.Volve Claims transferred to the Trust) and the repayment of the DIP Loan, (iii) with respect to the holders of Allowed Unsecured Claims against the AxisTel Debtors, (x) beneficial interests in the Trust representing a contingent payment right to a portion of the AxisTel proceeds of the Trust, (y) the Settlement Proceeds and (z) remaining Cash proceeds, if any, after the sale of the AxisTel Debtors' Assets (other than the AxisTel Claims transferred to the Trust) and the repayment of the DIP Loan and (iv) with respect to the holders of the Allowed Unsecured Claims against NNOC, a contingent payment right to NNOC's Available Proceeds. Generally, a holder of an Allowed Claim that is not a security will realize gain or loss on the exchange in the amount equal to the difference between (i) the "amount realized" in respect of such Claim (other than in respect of accrued interest) and (ii) the holder's tax basis in its Claim (other than any Claim in respect of accrued interest). The "amount realized" will be equal to the fair market value of the property received. With respect to a holder of an Allowed Unsecured Claim, the "amount realized" will be equal to the sum of (x) any cash or fair market value of other property received and (y) the fair market value of the contingent payment rights to the proceeds of the Trust. The holder's tax basis in its Allowed Claim will generally equal the amount paid, if any, by the holder for the Claim increased by the amount of any accrued original issue discount and decreased by the amount of any loss deduction previously taken with respect to such Claim. A holder's tax basis in the property received will be equal to the fair market value of such property (i.e., with respect to holders of Administrative Claims, the amount of cash received, and with respect to holders of Unsecured Claims, the fair market value of the contingent payment right to a portion of the proceeds of the Trust and the fair market value of cash and any other property received, if any) at the time of the exchange and the holder's holding period with respect to such property received will begin on the day after the Effective Date. The gain or loss will be capital in nature if the Allowed Claim is a capital asset within the meaning of Section 1221 of the Internal Revenue Code; otherwise, such gain or loss will be ordinary income. Any capital gain or loss would be long-term if the Allowed Claim was held by the holder for more than one year as of the Effective Date; otherwise, such capital gain or loss will be short-term. Holders of Allowed Unsecured Claims who receive contingent payment rights to the proceeds of the Trust will subsequently realize gain or loss to the extent they receive aggregate payments from the Trust greater than or less than, respectively, the fair market value of their contingent payment rights to the proceeds of the Trust on the Effective Date. There is a possibility that the IRS could tax the claimholders' receipt of its contingent payment right to a portion of the Trust proceeds as an "open transaction." If so, the claimholders would not recognize gain or loss on the receipt of the contingent payment right on the Effective Date but would recognize basis recovery and/or gain or loss when payments, if any, under the Trust are made to such claimholder.

                         (b) Holders of Allowed Equity Interests. Holders of
                 Equity Interests in e.Volve and the AxisTel Debtors (i.e.,
                 NNOC) may receive the assets of e.Volve and the AxisTel Debtors as a result of the complete post-Effective Date liquidation of e.Volve and the AxisTel Debtors as provided in Section 7.5 of the Plan. It is contemplated that such liquidation of e.Volve and the AxisTel Debtors will be pursuant to a plan of liquidation that qualifies pursuant to Section 332 of the Internal Revenue Code. Accordingly, none of e.Volve, the AxisTel Debtors or NNOC should recognize gain or loss on these liquidations. NNOC will have a tax basis in the assets distributed to it in liquidation equal to e.Volve's or the AxisTel Debtors', as the case may be, tax basis in such assets and will have a tacked holding period with respect to such assets. NNOC will also succeed to the tax attributes of e.Volve and the AxisTel Debtors, including, without limitation, each company's net operating losses ("NOLs").


B.       CERTAIN OTHER U.S. FEDERAL INCOME TAX
         CONSIDERATIONS FOR HOLDERS OF ALLOWED CLAIMS.


         1.      ACCRUED INTEREST AND ACCRUED DIVIDENDS.

         Notwithstanding the discussion above in "Tax Consequences by Class", holders of Allowed Claims or Equity Interests in respect of which interest or dividends accrue may have different tax consequences. Holders of Allowed Claims or Equity Interests will be treated as having received ordinary income to the extent that the contingent payment right and/or cash or other property, if any, the holder receives is allocable to accrued but unpaid interest (including original issue discount) or dividends, if any, on the Allowed Claims or Equity Interests, provided that the holder has not previously included such amount in gross income. Holders who have previously included such accrued interest or dividends in gross income will recognize a loss equal to the extent the amount of such previous inclusion in gross income exceeds the fair market value of the property received by the holder that is allocable to such accrued interest or dividends. With respect to holders of Allowed Claims or Equity Interests who do not receive full payment of their claims (including accrued interest or dividends), the manner in which the property received by the holders should be allocated to accrued interest or dividends as opposed to their underlying claim is not clear. The initial tax basis of property received that is allocable to accrued interest or dividends is equal to the fair market value of such property on the Effective Date. The holding period of the property received that is allocable to accrued interest or dividends commences on the day after the Effective Date.


         2.      MARKET DISCOUNT

         "Market discount" arises when a debt instrument is purchased or acquired for less than its stated redemption price at maturity, unless the discount amount is no more than a specified de minimis amount. A holder of an Allowed Claim with "market discount," as described above, must treat any gain recognized with respect to the principal amount of such Claim as ordinary income to the extent of the market discount accrued during the holder's period of ownership, unless the holder has elected to include the market discount in income as it accrued. Any additional gain will be characterized as discussed above.


C.       U.S. FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTOR.


         1.      DISCHARGE OF INDEBTEDNESS INCOME.

         A Debtor generally will realize cancellation of indebtedness ("COD") income to the extent a creditor receives an amount of consideration in respect of its claim that is less than the amount of such claim. Pursuant to the Plan, holders of Allowed Unsecured Claims against e.Volve, holders of Allowed Unsecured Claims against the AxisTel Debtors and holders of Allowed Unsecured Claims against NNOC will receive contingent payment rights and potentially cash or other property in exchange for cancellation of their respective claims. As a result, each of e.Volve, the AxisTel Debtors and NNOC will be treated as having satisfied their respective indebtedness with an amount of money equal to the fair market value of the property (including, without limitation, the contingent payment right) that it exchanged by each of them, in satisfaction of its indebtedness. The extent by which the amount of the debt discharged exceeds the fair market value of the consideration therefor, if any, will be COD income to e.Volve, the AxisTel Debtors and NNOC, respectively. However, because the COD income will occur in a proceeding under the Bankruptcy Code, e.Volve, the AxisTel Debtors and NNOC, respectively, will exclude such COD income from gross income. As a consequence of this exclusion (the "Bankruptcy Exclusion"), e.Volve and NNOC will reduce certain of their respective tax attributes up to an amount equal to the amount of the excluded COD income. Pursuant to the Internal Revenue Code, tax attribute reduction occurs after the tax liability for the taxable year of debt discharge is determined. Unless a debtor elects to first reduce its tax basis in depreciable property, the amount of any COD income realized by such debtor will first be applied against and reduce such debtor's net operating losses and NOLs, on a dollar-for-dollar basis, and then be applied to reduce other specified tax attributes in the order of priority specified in the Internal Revenue Code.


         2. GAIN OR LOSS ON SALE OF ASSETS AND EXCHANGE OF CONTINGENT PAYMENT RIGHTS.


         E.Volve and the AxisTel Debtors will recognize gain or loss on the sale or exchange of its assets, the character of which will depend upon various factors including (i) whether such assets constitute "property used in a trade or business" within the meaning of Section 1231(b) of the Internal Revenue Code (the "1231 Assets") or constitute capital assets within the meaning of Section 1221 of the Internal Revenue Code and (ii) the aggregate amount of gain or losses of the 1231 Assets. In addition, each of e.Volve, the AxisTel Debtors and NNOC will recognize gain or loss to the extent its basis in the contingent payment rights and other property, if any, given by such Debtor to its claimholders in satisfaction of their claims is less than or greater than, respectively, the fair market value of such contingent property rights and other property, if any.


         3.      ACCRUED INTEREST.

         To the extent that there exists accrued but unpaid interest on the indebtedness owing to holders of Allowed Claims and to the extent that such accrued but unpaid interest has not previously been deducted by the applicable Debtor, portions of payments made in consideration for the indebtedness underlying such Allowed Claims that are allocable to accrued but unpaid interest should be deductible by the applicable Debtor. Any such interest that is not paid will not be deductible by the applicable Debtor and will not give rise to COD income.

         To the extent that any Debtor has previously taken a deduction for accrued but unpaid interest, any amounts so deducted that are paid will not give rise to any tax consequences to such Debtor. If such amounts are not paid, they will give rise to COD income that would be excluded from gross income pursuant to the Bankruptcy Exclusion. As a result, the Debtor would be required to further reduce its NOLs or other tax attributes to the extent such interest was previously deducted and not paid.


         4.      ALTERNATIVE MINIMUM TAX.

         In general, an alternative minimum tax ("AMT") is imposed on a corporation's alternative minimum taxable income if such tax exceeds the corporation's regular federal income tax. In general, a corporation's AMT equals 20% of the amount by which the corporation's alternative minimum taxable income ("AMTI") exceeds an exemption amount. For purposes of computing AMTI, the corporation's regular taxable income is the starting point; however, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOLs, only 90% of a corporation's AMTI may be offset by available NOLs (as recomputed for AMT purposes).

         Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to the AMT. Legislation has been introduced to repeal the AMT for corporate tax purposes. However, as of the date hereof, such legislation has not been passed.

         THE ABOVE SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF ALLOWED CLAIMS AND EQUITY INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE PLAN.


                         XIII. ALTERNATIVES TO THE PLAN

         The Proponents have determined that the Plan is the most practical means of providing maximum recoveries to creditors. Alternatives to the Plan which have been considered and evaluated by the Debtors during the course of the Chapter 11 Cases include (a) liquidation of the Debtors' assets under chapter 7 of the Bankruptcy Code, and (b) an alternative chapter 11 plan. The thorough consideration of these alternatives to the Plan has led the Proponents to conclude that the Plan, in comparison, provides a greater recovery to creditors on a more expeditious timetable, and in a manner which minimizes certain inherent risks in any other course of action available to the Debtors.

A.       LIQUIDATION UNDER CHAPTER 7 OF THE BANKRUPTCY CODE.


         If the Plan or any other chapter 11 plan for the Debtors cannot be confirmed under Section 1129(a) of the Bankruptcy Code, the Chapter 11 Cases may be converted to a case under chapter 7 of the Bankruptcy Code, in which case, a trustee would be elected or appointed to liquidate any remaining assets of the Debtors for distribution to creditors pursuant to chapter 7 of the Bankruptcy Code. If a trustee is appointed and the remaining assets of the Debtors are liquidated under chapter 7 of the Bankruptcy Code, all creditors holding Allowed General Unsecured Claims may receive distributions of a lesser value on account of their Allowed Claims and likely would have to wait a longer period of time to receive such distributions than they would under the Plan. A chapter 7 trustee would have to invest a considerable amount of time and effort to investigate the facts underlying the multitude of Claims filed against the Estate, as compared with the Debtors' existing knowledge of such affairs. A chapter 7 trustee would be completely unfamiliar with the Debtors' business assets and causes of action, and at a substantial disadvantage in maximizing values through the liquidation process. Further, a lack of funding would be a significant impediment. A liquidation analysis is annexed hereto as Exhibit D. The analysis demonstrates that Allowed General Unsecured Creditors would receive distributions of equal or lesser value under a chapter 7 liquidation than under the Plan.


B.       ALTERNATIVES TO CHAPTER 11 PLAN.

         If the Plan is not confirmed, the Debtors or any other party in interest could attempt to formulate a different chapter 11 plan. Such a plan might involve either an attempted reorganization and continuation of the Debtors' business or a quick, "forced" liquidation of their assets. The Proponents believe that the Plan enables the Debtors to emerge from chapter 11 successfully and expeditiously and allows creditors to realize the highest recoveries under the circumstances.


                       XIV. CONCLUSION AND RECOMMENDATION

         THE DEBTORS BELIEVE THAT THE PLAN COMPLIES IN ALL RESPECTS WITH CHAPTER 11 OF THE BANKRUPTCY CODE AND RECOMMEND TO HOLDERS OF CLAIMS AND INTERESTS WHO ARE ENTITLED TO VOTE ON THE PLAN THAT THEY VOTE TO ACCEPT THE PLAN. SUCH HOLDERS ARE REMINDED THAT TO BE COUNTED, EACH BALLOT, SIGNED AND MARKED TO INDICATE THE HOLDER'S VOTE, MUST BE RECEIVED BY THE VOTING AGENT NO LATER THAN 4:00 P.M. (PREVAILING EASTERN TIME) ON FEBRUARY 20, 2002.

Dated: January 15, 2002


                                      Respectfully submitted,
                                      AxisTel Communications, Inc.


                                        By: /s/ STEVEN LOGLISCI
                                           -------------------------------------
                                        Name: Steven Loglisci
                                        Title: Chief Executive Officer



                                      e.Volve Technology Group, Inc.


                                        By: /s/ STEVEN LOGLISCI
                                           -------------------------------------
                                        Name: Steven Loglisci
                                        Title: Chief Executive Officer


                                      Novo Networks Global Services, Inc.


                                        By: /s/ STEVEN LOGLISCI
                                           -------------------------------------
                                        Name: Steven Loglisci
                                        Title: Chief Executive Officer


                                      Novo Networks International Services, Inc.


                                        By: /s/ STEVEN LOGLISCI
                                           -------------------------------------
                                        Name: Steven Loglisci
                                        Title: Chief Executive Officer


                                      Novo Networks Media Services, Inc.


                                        By: /s/ STEVEN LOGLISCI
                                           -------------------------------------
                                        Name: Steven Loglisci
                                        Title: Chief Executive Officer

                                      Novo Networks Operating Corp.


                                        By: /s/ STEVEN LOGLISCI
                                           -------------------------------------
                                        Name: Steven Loglisci
                                        Title: Chief Executive Officer


                                      Nova Networks, Inc.


                                        By: /s/ BARRETT WISSMAN
                                           -------------------------------------
                                        Name: Barrett Wissman
                                        Title: President

                                    EXHIBIT A

                              [FIRST AMENDED JOINT
                           CHAPTER 11 PLAN WAS FILED
                            AS A SEPARATE DOCUMENT]

                                   EXHIBIT B

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE


-------------------------------------------
                                                )
In re:                                          )       Chapter 11
                                                )
AXISTEL COMMUNICATIONS, INC.,                   )       Case No. 01-10005 (RJN)
NOVO NETWORKS GLOBAL SERVICES, INC.,            )
NOVO NETWORKS INTERNATIONAL SERVICES, INC.,     )       Jointly Administered
E.VOLVE TECHNOLOGY GROUP, INC.,                 )
NOVO NETWORKS OPERATING CORP.,                  )
NOVO NETWORKS METRO SERVICES, INC.              )
                                                )
        Debtors.                                )
                                                )
-------------------------------------------


                ORDER (i) APPROVING FORM OF BALLOTS AND PROPOSED
           SOLICITATION AND TABULATION PROCEDURES; (ii) FIXING DATE,
               TIME AND PLACE FOR VOTING ON JOINT CHAPTER 11 PLAN;
            (iii) PRESCRIBING THE FORMS AND MANNER OF NOTICE THEREOF;
               (iv) FIXING THE LAST DATE FOR FILING OBJECTIONS TO
                    JOINT CHAPTER 11 PLAN; AND (v) SCHEDULING
           A HEARING TO CONSIDER CONFIRMATION OF JOINT CHAPTER 11 PLAN

                 Upon the record of the hearing held on January 14, 2002 to consider approval of the First Amended Proposed Disclosure Statement Pursuant to
Section 1125 of the Bankruptcy Code With Respect to the First Amended Joint Chapter 11 Plan By AxisTel Communications, Inc., its Affiliated Debtors and Novo Networks, Inc.; and upon the motion dated October 16, 2001 (the "Motion")(1) of the Debtors for entry of an order (i) approving form of ballots and proposed solicitation and tabulation procedures; (ii) fixing date, time and place for voting on joint chapter 11 plan; (iii) prescribing the forms and manner of notice thereof; (iv) fixing the last date for filing objections to joint chapter 11 plan; and (v) scheduling a hearing to consider confirmation of joint chapter 11 plan;


---------------------
(1) All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Motion.

and it appearing that the Court has jurisdiction over this matter; and it appearing that notice of the Motion was sufficient; and upon the record of the Disclosure Statement Hearing; and after due deliberation, and sufficient cause appearing therefor, it is hereby

         ORDERED that, in accordance with section 1125 of the Bankruptcy Code and Rule 3017(c) of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), the Disclosure Statement is hereby approved; and it is further

         ORDERED that the forms of ballot attached as collective Exhibit "C" to the Motion (the "Ballots") are approved; and it is further

         ORDERED that the proposed procedures for soliciting and tabulating votes to accept or reject the Plan attached to the Motion as Exhibit "F" (the "Voting Procedures") are approved; and it is further

         ORDERED that, pursuant to Bankruptcy Rules 3017(c) and 3018(a), the holders of claims in each of Classes 3 and 4 under the Plan as of January 15, 2002 (the "Record Date") who are to receive a Solicitation Package as set forth below may vote to accept or reject the Plan by indicating their acceptance or rejection of the Plan on the Ballots provided therefor; and it is further

         ORDERED that, in accordance with Bankruptcy Rule 3017(c), the date and time set for voting on the Plan shall be February 20, 2002 at 4:00 p.m., Eastern Time (the "Voting Deadline"); and it is further

         ORDERED that, in accordance with Bankruptcy Rule 3017(c), a hearing to consider confirmation of the Plan and any objections that may be interposed (the "Confirmation Hearing") shall be held before the Honorable Randall J. Newsome, United States Bankruptcy Judge, United States Bankruptcy Court, 844 King Street, 2nd Floor,

Wilmington, Delaware 19801, on March 1, 2002 at 9:30 a.m., Eastern Time, or as soon thereafter as counsel may be heard; and it is further

         ORDERED that, in accordance with Bankruptcy Rules 3017(c) and 9006(c)(1), objections, if any, to confirmation of the Plan shall be in writing and shall (a) state the name and address of the objecting party and the nature and amount of the claim or interest of such party, (b) state with particularity the basis and nature of each objection or proposed modification to the Plan and
(c) be filed, together with proofs of service, with the Court and served so that such objections are actually received by the parties listed below, no later than February 20, 2002 at 4:00 p.m., Eastern Time (the "Confirmation Objection Deadline"):

         (i)      AxisTel Communications, Inc., et al.
                  300 Crescent Court, Suite 1760
                  Dallas, Texas 07327
                  Attention: Steven R. Loglisci

         (ii)     The Bayard Firm
                  Attorneys for the Debtors and Debtors in Possession 222 Delaware Avenue
                  Suite 900
                  Wilmington, Delaware 19801
                  Attention: Jeffrey M. Schlerf, Esq.

         (iii)    White & Case LLP
                  Attorneys for the Postpetition Lender and Plan Co-Proponent 200 South Biscayne Boulevard
                  Miami, Florida 33131
                  Attention: John K. Cunningham, Esq.

         (iv)     The Office of the United States Trustee
                  844 King Street, Suite 2313
                  Lock Box 35
                  Wilmington, Delaware 19801-3519
                  Attention: Joseph McMahon, Esq.

and it is further

         ORDERED that, except as otherwise directed by this Court, any party failing to file and serve an objection to the Plan in compliance with this order shall be barred from raising any objections at the Confirmation Hearing, and it is further

         ORDERED that the Confirmation Hearing may be adjourned from time to time without prior notice to holders of claims, holders of equity interests, or other parties in interest other than the announcement of the adjourned hearing date at the Confirmation Hearing; and it is further

         ORDERED that the Debtors are hereby directed to mail or cause to be mailed by first class United States mail, postage prepaid, on or before January 23, 2002 (a) a copy of the notice of, among other things, entry of this Order, the Voting Deadline, the Confirmation Objection Deadline, and the Confirmation Hearing, substantially in the form annexed to the Motion as Exhibit "D" (the "Confirmation Notice"), which Confirmation Notice is hereby approved, (b) a copy of the Disclosure Statement and the Plan, (c) the Ballot(s) and voting instructions (if such entity is entitled to vote pursuant to the Voting Procedures), and (d) a pre-addressed return envelope (if such entity is entitled to vote pursuant to the Voting Procedures) (collectively, a "Solicitation Package") on (i) the United States Trustee; (ii) each holder of a Claim (as such term is defined in the Plan) in each of Classes 3 and 4 under the Plan that is
(x) listed in the Schedules as of the Record Date as liquidated, undisputed and not contingent; or (y) represented by a proof of claim against any of the Debtors that had been filed by the Record Date and that is not the subject of an objection pending as of the Record Date; (iii) each party to the Debtors' executory contracts and unexpired leases, as listed on Schedule G of the Schedules; and (iv) each holder of an Equity Interest in the Debtors; and it is further

         ORDERED that the Debtors are hereby directed to mail or cause to be mailed by first class United States mail, postage prepaid, on or before January 23, 2002 a copy of the notice of, among other things, entry of this Order, the Voting Deadline, the Confirmation Objection Deadline, and the Confirmation Hearing, substantially in the form annexed to the Motion as Exhibit "E" (the Unimpaired Class Notice"), which Unimpaired Class Notice is hereby approved, on all holders of Claims (as such term is defined in the Plan) in Class 1 (Priority Claims) and Class 2 (Secured Claims) as of the Voting Record Date that are in classes that are rendered unimpaired under the Plan; and it is further

         ORDERED that, pursuant to Bankruptcy Rule 2002(1), the Debtors shall cause the Confirmation Notice to be published in each of The Wall Street Journal (National Edition), Dallas Morning News and Star-Ledger (New Jersey), on one occasion no later than February 8, 2001, which publication is hereby approved and which shall be deemed good and sufficient notice by publication; and it is further

         ORDERED that the provision of notice in accordance with the procedures set forth in this Order and the Voting Procedures shall be deemed good and sufficient notice of the Confirmation Hearing, the Voting Deadline and the Confirmation Objection Deadline; and it is further

         ORDERED that, pursuant to Bankruptcy Rule 3017(c), but except as otherwise expressly provided in the Voting Procedures, in order to be considered as acceptances or rejections of the Plan, all Ballots must be properly completed, executed, marked and actually received via United States mail, overnight delivery or hand delivery by Logan & Company, Inc. (the "Balloting Agent") on or before the Voting Deadline; and it is further

     ORDERED that any Ballot transmitted to the Balloting Agent by facsimile transmission will not be counted; and it is further

     ORDERED that the Balloting Agent is authorized and directed to effect any action reasonably necessary to accomplish the solicitation and tabulation services contemplated by the Disclosure Statement and the Voting Procedures; and it is further

     ORDERED that the Debtors are not required to mail a Solicitation Package or Unimpaired Class Notice to any individual or entity at an address from which notice of the Disclosure Statement Hearing was returned by the United States Postal Office as undeliverable, unless the Debtors or the Balloting Agent is provided with a more accurate address prior to the Voting Deadline; and it is further

     ORDERED that any entity entitled to vote to accept or reject the Plan may change its vote before the Voting Deadline by casting a superseding Ballot so that such superseding Ballot is actually received by the Balloting Agent in the manner provided in the Voting Procedures on or before the Voting Deadline; and it is further

     ORDERED that the Debtors are authorized and empowered to take such actions as may be necessary or appropriate to implement the terms of this Order.

Dated:  Wilmington, Delaware
        January __, 2002

                                             ---------------------------------
                                             UNITED STATES BANKRUPTCY JUDGE

                                   EXHIBIT C

                 BALLOT SOLICITATION AND TABULATION PROCEDURES


The following procedures (these "Voting Procedures") are adopted with respect to (a) the distribution of ballot solicitation materials with respect to the chapter 11 plan proposed by the Debtors and the co-proponent, Nova Networks, Inc. (as such plan may be amended from time to time, the "Plan") and (b) the return and tabulation of ballots. All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Plan.

1.    Definitions

      (a) "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware.

      (b)   "Bar Date" means October 19, 2001 at 4:00 p.m. Eastern Time.

      (c) "Bar Date Order" means the order of the Bankruptcy Court, dated August 15, 2001, which fixed the deadline for filing proofs of claim against the Debtors' estates.

      (d) "Confirmation Hearing" means the hearing on the confirmation of the Plan, as such hearing may be adjourned from time to time.

      (e) "Confirmation Notice" means the notice, as approved by the Bankruptcy Court, of the approval of the Disclosure Statement and the dates fixed by the Bankruptcy Court as the Voting Deadline, the Confirmation Objection Deadline and the date of the Confirmation Hearing.

      (f) "Disclosure Statement" means the Proposed Disclosure Statement, as approved by the Bankruptcy Court in the Disclosure Statement Order.

      (g) "Disclosure Statement Order" means an order of the Bankruptcy Court approving the Proposed Disclosure Statement.

      (h) "Proposed Disclosure Statement" means the Proposed Disclosure Statement under section 1125 of the Bankruptcy Code, dated October 4, 2001, as such document may be amended prior to the entry of the Disclosure Statement Order.

      (i) "Publication Notice" means a published notice of (a) the approval of the Disclosure Statement and the scheduling of the Confirmation Hearing and (b) the procedure for holders of Claims and Equity Interests to obtain a Solicitation Package.

      (j)   "Record Date" means November 5, 2001.

      (k) "Schedules" means the Debtors' schedules of liabilities previously flied with the Bankruptcy Court, as amended or reconstituted.

      (l) "Balloting Agent" means Logan & Company, Inc., who was retained by the Debtors to act as die Balloting Agent with respect to the Plan.

      (m) "Solicitation Package" means, and will consist of, all of the following:

            (i)   Disclosure Statement Order.

            (ii) Disclosure Statement (with the Plan attached as an exhibit thereof).

            (iii) Confirmation Notice.

            (iv) For entities entitled to vote, appropriate ballots and voting instructions.

            (v) For entities entitled to vote, pre-addressed, postage-paid, return envelopes.

            (vi) Any other materials ordered by the Bankruptcy Court to be included as part of the Solicitation Package.

      (n) "Unimpaired Class Notice" means, collectively, (a) notice that the class in which a Claim is designated in the Plan as unimpaired and that, upon written request by such entity to the Balloting Agent, a copy of the Solicitation Package shall be furnished to such entity at the Debtors' expense and (b) notice of the Confirmation Hearing and the time fixed for filing objections to confirmation of the Plan.

      (o) "Voting Deadline" means the date that is established by the Bankruptcy Court as the deadline for the return of the ballots on the Plan.

Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan.

2.    Publication Notice

      The Debtors will cause the Publication Notice to be published once in The Wall Street Journal (National Edition), Dallas Morning News, and Star-Ledger (New Jersey).

3.    Distribution of Solicitation Packages by the Balloting Agent

      The Balloting Agent will cause Solicitation Packages to be served as follows:

      (a)   Scheduled Claims:

            Upon each holder of a Claim (in a class that is not rendered unimpaired under the Plan) listed in the Schedules as of the Record Date as liquidated, undisputed, and riot contingent.

      (b)   Filed Claims:

            Upon each holder of a Claim (in a class that is not rendered unimpaired under the Plan) represented by a proof of claim against any of the Debtors that has been filed by the Bar Date and that has not been disallowed by an order entered on or before the Record Date nor subject to an objection.

      (c)   Parties to Executory Contracts and Unexpired Leases:

            Upon each party to any of the Debtors executory contracts and unexpired leases, as listed on Schedule G of the Schedules.

      (d)   Equity holders:

            Upon each party that holds an Equity Interest in the Debtors.

4.    Unimpaired Claims:

            Each entity that, as of the Record Date, has a Claim that is unimpaired under the Plan will receive an Unimpaired Class Notice.

5.    Determination of Holders of Claims of Record:

            The Solicitation Package or Unimpaired Class Notice, as the case may be, will be served upon the entity that holds a Claim or Equity Interest as of the Record Date, and the Debtors will have no obligation to cause a Solicitation Package or Unimpaired Class Notice, as the case may be, to be served upon any subsequent holder of such Claim or Equity Interest (as evidenced by any notice of assignment entered on the Bankruptcy Court's docket after the Record
            Date).

6. Return of Ballots:

      (a)   Claimants that are Entitled to Vote:

            Each claimant that has a Claim for which a Claim amount may be determined pursuant to Section 7(a) hereof and which Claim is not treated as unimpaired under the Plan as of the Voting Deadline and each holder of an Equity Interest is entitled to vote to accept or reject the plan.

      (b)   Place to Send Completed Ballots:

            All ballots will be accompanied by return envelopes addressed to AxisTel Communications, Inc. c/o the Balloting Agent, Logan & Company, Inc., 546 Valley Road, Upper Montclair, NJ 07043.

      (c)   Deadline for Receiving Completed Ballots:

            All ballots must be actually received by the Balloting Agent by 4:00 p.m., Eastern Time, by the Voting Deadline. Such ballots may be received by the Balloting Agent at the address set forth on the return envelope. The Balloting Agent will not accept ballots submitted by facsimile transmission The Balloting Agent will date and time-stamp all ballots when it receives them. In addition, the Balloting Agent will make a photocopy of all such ballots it receives and will retain a copy of such ballots for a period of one
            (1) year after the "Effective Date" or the Plan, unless otherwise instructed by the Debtors, in writing.

7.    Tabulation of Ballots:

      (a)   Determination of Amount of Claims Voted:

            With respect to the tabulation of ballots for all Claims, for purposes of voting, the amount to be used to tabulate acceptance or rejection of the Plan is as follows (in order or priority):

            (i) If, prior to the Voting Deadline, (i) the Bankruptcy Court enters an order fully or partially allowing a Claim, whether for all purposes or for voting purposes only or (ii) the Debtors and the holder of a Claim agree to fully or partially allow such Claim for voting purposes only and no objection to such allowance is received by the Debtors within seven (7) days after service by first-class mail of notice of such agreement to the entities having flied a notice of appearance in the Debtors' chapter 11 cases, the amount allowed thereunder

            (ii) The liquidated amount specified in a proof of claim filed by the Bar Date, so long as such proof of claim has not been disallowed by the Bankruptcy Court and is not the subject of an objection pending as of the Record Date.

            (iii) The Claim amount listed in the Schedules as unliquidated, undisputed, and not contingent.

            (iv) If a proof of claim has been flied by the Bar Date and such Claim is wholly contingent or unliquidated, the Claim amount, for voting purposes only, shall be $1.00 so long as such proof of claim has not been disallowed by the Court and is not the subject of an objection pending as of the Record Date.

      (b)   Determination of Number of Claims Voted:

            Each ballot received will be deemed to have been voted by one and only one holder of Claims. Each holder of Claims in a class is entitled to one (1) vote on account of all such holders' Claims in that class. Accordingly, (a) a ballot (or multiple ballots with respect to multiple Claims within a single Plan class) that partially rejects and partially accepts the Plan will not be counted, (b) a claimant that has identical Claims against different Debtors in the same class under the

            Plan (i.e., a Claim under a note and a Claim under a guaranty of such note) will receive only one ballot with respect to such class and only will be entitled to one vote in the amount of one of such Claims, and (c) claimant that has Claims against different Debtors with respect to the same obligations (i.e., a Claim under a note and a Claim under a guaranty of such note) that are classified in different classes under the Plan only will receive a ballot for each class in which the claimant has a Claim with respect to the primary obligation.

(c)   Ballots Excluded:

            A ballot will not be counted if any of the following applies to such ballot:

            (i) The holder submitting the ballot is not entitled to vote, pursuant to Section 6(a) hereof.

            (ii) The ballot is not signed by the holder or an individual authorized to sign on behalf of the holder.

            (iii) The ballot is not actually received by the Balloting Agent in the manner set forth in Section 6(c) hereof by the Voting Deadline.

            (iv) The ballot is not completed, unless the ballot is otherwise complete and is only incomplete because the acceptance or rejection of the Plan is not noted.

(d)   General Voting Procedures and Standard Assumptions:

            In addition, the following voting procedures and standard assumptions will be used in tabulating ballots:

            (i) Each holder of Claims or Equity Interests will be deemed to have voted the full amount of its Claims or Equity interests in each class in which it submits a ballot.

            (ii) If multiple ballots are received for a holder of Claims or Equity Interests the last ballot received from such holder prior to the Voting Deadline will be the ballot that is counted.

            (iii) if multiple ballots are received from different holders purporting to hold the same Claim or Equity Interest, in the absence of contrary information establishing which claimant held such Claim or Equity Interest as of the Voting Deadline, the latest-dated ballot that is received prior to the Voting Deadline will be the ballot that is counted.

            (iv) If multiple ballots are received from a holder of a Claim or Equity Interest and someone purporting to be his, her, or its attorney or agent, the ballot received from the holder of the Claim or Equity Interest will be the ballot that is counted, and the vote of the purported attorney or agent will not be counted.

            (v) A ballot that is completed, but on which the claimant did not vote whether to accept or reject the Plan shall not be counted as a vote.

                                    EXHIBIT D

                        NNOC, e.VOLVE, NNISI AND AXISTEL
                     NOTES TO CHAPTER 7 LIQUIDATION ANALYSIS

In conjunction with developing the First Amended Joint Chapter 11 Plan (the "Plan") for Novo Networks Operating Corp. ("NNOC"), e.Volve Technology Group, Inc. ("e.Volve") Novo Networks International Services, Inc ("NNISI") and AxisTel Communications, Inc. and subsidiaries, Novo Networks Metro Services, Inc. ("NNMSI") and Nova Networks Global Services, Inc. ("NNGSI"), (together "AxisTel"), (and collectively, the "Company" or "Debtors") as described in the Disclosure Statement(1) to which this is an exhibit, management has prepared an orderly Liquidation Analysis under Chapter 7, by voting class (the "Liquidation Analysis") to assist the reader in determining if the Plan is in the best interests or all classes of creditors, shareholders and parties-in-interest impaired under the Plan. The Liquidation Analysis does not address the issues of potential recoveries from avoidance actions, lease rejection damages, post-petition obligations due to creditors of e.Volve Technology Group de Mexico S.A. de C.V. ("e.Volve de Mexico") a non-debtor subsidiary of e.Volve, litigation recoveries - including Qwest, the sale of leases - including Siemens or final bankruptcy claims reconciliation.

CREDITORS SHOULD CONSULT THEIR OWN ATTORNEY AND/OR FINANCIAL ADVISOR REGARDING THE POTENTIAL TREATMENT OF THEIR CLAIM IN LIQUIDATION.

The financial information contained herein is based on the Debtors balance sheet as of November 30, 2001 and reflects the Debtors' judgment as to information that is material and accurate in the circumstances through January 14, 2002 and should be read in conjunction with the key assumptions, qualifications and explanations set forth below.

A plan of reorganization cannot be confirmed unless the Bankruptcy Court finds that the plan is in the "best interests" of holders of claims against, and interests in, the Debtors subject to such a plan. The "best interests" test is satisfied if a plan provides to each dissenting or non-voting member of each impaired class a recovery not less than the recovery such member would receive if all of the Debtors' assets were sold and the Debtor was liquidated by a trustee in a hypothetical case under Chapter 7 of the Bankruptcy Code.

For purposes of this analysis, management has assumed that a Chapter 7 liquidation of the Debtors conducted by a trustee would consist of a cessation of operations on November 30, 2001 and a forced sale of individual assets over a period of two months. The hypothetical liquidation presented herein would, in management's opinion (with the exception of e.Volve), result in substantial chapter 11 administrative claim deficiencies and no recovery to chapter 11 unsecured creditors. Absent a commitment to fund the orderly liquidation of the Debtors' businesses, as is contemplated in the Plan, the results of this Liquidation Analysis clearly demonstrate that the "best interests" test has been satisfied.

Underlying the Liquidation Analysis are a number of estimates amid assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties, exogenous factors beyond the control of the Debtors, and variances in the sequence and timing of decisions to liquidate. Accordingly, there can be no assurance that the values reflected in this Liquidation Analysis would be realized if the Debtors were, in fact, to undergo such a liquidation, and actual results could vary materially from those shown here.


----------

(1) All capitalized terms in this exhibit are intended to have the same meanings ascribed to them in the Disclosure Statement

                        NNOC, e.VOLVE, NNISI AND AXISTEL
                     NOTES TO CHAPTER 7 LIQUIDATION ANALYSIS

In preparing this Liquidation Analysis, the Company performed a detailed review of its tangible assets as of November 30, 2001. The review examined an asset's quality, age, liquidity, and likelihood for recovery under a liquidation scenario. No value was assigned to leased equipment, intangible assets or causes of action including avoidance actions or the Qwest litigation. All values are estimates and subject to change.

ASSETS

NNOC

CASH & EQUIVALENTS

Recovery excludes cash balance in Debtors' payroll account, assumed to escheat to US government. Balance presented at book value with any outstanding float assumed to be immaterial.

PREPAID EXPENSES

Includes miscellaneous prepaid items assumed to be result in a 50% recovery after discounting for collection fees and risk.

DEPOSITS

Limited to retainers held by bankruptcy professionals, assumed offset against outstanding fees, resulting in no expected recovery.

Note: For purposes of this Liquidation Analysis, no value was assigned to any of the intercompany equity interests or investments held by the Debtors.

e.VOLVE

CASH & EQUIVALENTS

Balance presented at book value with any outstanding float assumed to be immaterial.

ACCOUNTS RECEIVABLE:

Majority of balance is due from Qwest and the subject of a dispute. Given the recent deterioration in the business relationship between the Debtors and Qwest, no value has been assigned to this balance in a liquidation.

PREPAID EXPENSES

Approximately half of this balance is due from Olympus, a creditor against whom the Debtors commenced litigation post petition. Any recovery will be in settlement of the litigation and is too speculative to estimate at this time. Recovery will therefore he Limited to prepaid insurance.

DEPOSITS

Approximately one third of this balance is held by Olympus, a creditor against whom the Debtors commenced litigation post petition. Any recovery will be in settlement or the litigation and is too speculative to estimate at this time. Substantial recoveries are anticipated from balances held with vendors Maxcom and Bestel.

VAT TAX RECEIVABLE

Tax refund due from Mexican government for value-added taxes remitted by Debtors. Recent political developments and policy changes suggest that these balances may not be collectible. Based on

                        NNOC, e.VOLVE, NNISI AND AXISTEL
                     NOTES TO CHAPTER 7 LIQUIDATION ANALYSIS

management's present views, this analysis conservatively estimates no recovery of VAT from Mexican tax authorities.

PROPERTY, FF&E

Two-thirds of this balance is leased network equipment that would be returned to the vendor or lease company and not available to the Debtors to liquidate or assign.

A detailed review of the other furniture, fixtures and equipment produced liquidation recovery estimates ranging between (0% and 20%, with the vast majority of the equipment assigned (0% because either of its age or because the equipment is not located in the United States.

Note - Historically time Debtor has recorded advances to its non-Debtor Mexican subsidiary, E.Volve de Mexico as an intercompany transfer and recorded proceeds from sales in Mexico as revenue resulting in an accounting balance due to the Debtor. Consistent with the Plan and Disclosure Statement, this analysis does not address post-petition obligations due to E.Volve de Mexico creditors and therefore no recovery is projected on the E.Volve de Mexico intercompany balance.

NNISI

CASH & EQUIVALENTS

Balance presented at book value with any outstanding float assumed to be immaterial.

ACCOUNTS RECEIVABLE

NNISI accounts receivable were generated by the Jersey City operations that were discontinued in September 2001. Immediately, after filing for bankruptcy the Debtors undertook a significant effort to collect all outstanding balances, resulting in substantial recoveries that provided the Debtors with liquidity during the pendency of these chapter 11 cases. It is unlikely to expect any additional significant recoveries at this time and therefore a 5% recovery estimate is provided, net of collection costs.

PREPAID EXPENSES

30% of this balance is prepaid rent for the NJ facility that is not expected to be recovered as the Debtors are two months in arrears on post-petition rent. Remaining assets include miscellaneous prepaid items assumed to result in a blended recovery of 35% after discounting for collection fees and risk.

DEPOSITS

Substantially all deposits are held by either the NJ landlord that are not expected to be recovered as the Debtors are two months in arrears on post-petition rent or amounts held by foreign creditors. Accordingly, no recoveries are projected from this asset category.

PROPERTY, FF&E

A detailed review of all assets yielded a blended recovery rate of approximately 5% on switch equipment, computers, satellite equipment and furniture.

COVISTA SETTLEMENT

Estimated net global settlement proceeds relating to a dispute over past due accounts receivable. Recovery is net of lease deposits owed to AxisTel.

                        NNOC, e.VOLVE, NNISI AND AXISTEL
                     NOTES TO CHAPTER 7 LIQUIDATION ANALYSIS

AXISTEL

CASH & EQUIVALENTS

Neither AxisTel Communications, Inc., NNGSI or NNMSI have bank accounts.

PREPAID EXPENSES

Principally includes rent and is estimated to be recovered at 75% of book value to account for outstanding property taxes, utilities or CAM charges.

DEPOSITS

Entirely comprised of a six month real estate deposit on the Miami facility leased from Covista. This analysis assumes that the Covista settlement includes a full recovery to AxisTel of amounts held on deposit.

PROPERTY, FF&E

Other than leased equipment the only asset belonging to AxisTel is the IRU described in section VII.G of the Debtors Disclosure Statement. Based on recent industry pricing, management conservatively estimates net liquidation proceeds to total at least $250,000.

LIABILITIES

CLAIMS SUBJECT TO CARVE-OUT FROM SECURED LENDER

As per the DIP Agreement, certain professional fees are subject to a carve-out from the secured lender. For purposes of this analysis, this amount has been evenly divided amongst the NNISI, AxisTel and e.Volve.

SECURED CLAIMS

As of November 30, 2001 the Debtors' owed the DIP lender approximately $200,000 including outstanding principal, interest, and lender legal fees. Please refer to the terms of the DIP loan agreement for additional information. For purposes of this analysis, this amount has been evenly divided amongst the NNISI, AxisTel and e.Volve.

CHAPTER 7 ADMINISTRATIVE CLAIMS

o Chapter 7 trustee fees -- 3% of all disbursements (a simplification of Bankruptcy Code section 326).

o Chapter 7 wind down expenses -- Includes estimated amounts for the trustee to cover two months of administrative service fees (for accounting and tax services) and estimated legal fees. For purposes of this analysis, this amount has been evenly divided amongst the NNISI, AxisTel and e.Volve.

TAX, PRIORITY AND CHAPTER 11 ADMINISTRATIVE CLAIMS

Reflects estimates presented in the Debtors' Disclosure Statement and estimated unpaid post-petition chapter 11 administrative claims. This balance excludes unpaid post-petition bankruptcy professional fees subject to the secured creditor carve out and amounts due to creditors of E.Volve de Mexico, a non-debtor Mexican subsidiary of e.Volve.

GENERAL UNSECURED CREDITORS' CLAIMS

Reflects estimates presented in the Debtors' Disclosure Statement. This balance has not been adjusted to account for additional lease rejection damages or the final claims reconciliation process.

NNOC
LIQUIDATION RECOVERY ANALYSIS
CHAPTER 7 PROCEEDING

                                                                        ESTIMATED
                                                                        BOOK VALUE       LIQUIDATION       LIQUIDATION
                                                                        11/30/2001          FACTOR            VALUE
                                                                       ------------      ------------      ------------
SUMMARY SCHEDULE OF ASSET LIQUIDATION VALUES
ASSETS
     Cash and Equivalents                                              $      5,228               100%     $      5,225
     Prepaid Expenses                                                        12,270                50%            6,135
     Deposits                                                               155,805                 0%               --
                                                                       ------------      ------------      ------------
         Estimated Recovery on Book Value of Assets                    $    173,303                 7%           11,363
                                                                       ============      ============
                                                                                                           ------------
         Estimated Assets Available for Distribution                                                             11,363

SECURED LENDER CARVE-OUTS
     Professional Fees - See Notes                                                                                   --

ADMINISTRATIVE CLAIMS (CHAPTER 7)
     Chapter 7 Trustee                                                                                              341
     Chapter 7 Wind Down Expenses - See Notes                                                                        --
                                                                                                           ------------
         Subtotal Claims                                                                                            341
         Percentage of Claim Recovered                                                                            100.0%
                                                                                                           ------------
         Estimated Assets Available for Further Distribution                                                     11,022

SECURED CLAIMS
     DIP Facility                                                                                                    --
         Percentage of Claim Recovered                                                                            100.0%
                                                                                                           ------------
         Estimated Assets Available for Further Distribution                                                     11,022

TAX, PRIORITY AND CHAPTER 11 ADMINISTRATIVE CLAIMS
     Chapter 11 Administrative Claims Not Subject to Carve Out                                                  250,000
     Chapter 11 Tax and Priority Claims                                                                          70,000
                                                                                                           ------------
         Subtotal Claims                                                                                        320,000
         Percentage of Claim Recovered                                                                              3.4%
                                                                                                           ------------
         Estimated Assets Available for Further Distribution                                                         --

GENERAL UNSECURED CLAIMS
     Chapter 11 Pre-petition General Unsecured Claims                                                           400,000
                                                                                                           ------------
         Subtotal Claims                                                                                        400,000
         Percentage of Claim Recovered                                                                              0.0%
                                                                                                           ------------
         Estimated Assets Available for Further Distribution                                               $         --
                                                                                                           ============

e.VOLVE
LIQUIDATION RECOVERY ANALYSIS
CHAPTER 7 PROCEEDING

                                                                        ESTIMATED
                                                                        BOOK VALUE       LIQUIDATION              LIQUIDATION
                                                                        11/30/2001          FACTOR                   VALUE
                                                                       ------------      ------------             ------------
SUMMARY SCHEDULE OF ASSET LIQUIDATION VALUES
ASSETS
     Cash and Equivalents                                               $       --                  0%            $       --
     Accounts Receivable, net                                              186,324                  0%                    --
     Prepaid Expenses & Other Receivables                                  249,527                 20%                50,000
     Deposits                                                              825,170                 38%               315,750
     Property & Equipment, net                                           3,562,321                  2%                86,500
     VAT Receivable                                                      1,750,220                  0%                    --

                                                                        ----------       ------------             ----------
         Estimated Recovery on Book Value of Assets                     $6,573,562                  7%               452,250
                                                                        ==========       ============
                                                                                                                  ----------
         Estimated Assets Available for Distribution                                                                 452,250

SECURED LENDER CARVE-OUTS
     Professional Fees                                                                                                50,000

ADMINISTRATIVE CLAIMS (CHAPTER 7)                                                                                     13,568
     Chapter 7 Trustee                                                                                                40,000
     Chapter 7 Wind Down Expenses                                                                                 ----------

         Subtotal Claims                                                                                             103,568
         Percentage of Claim Recovered                                                                                 100.0%
                                                                                                                  ----------
         Estimated Assets Available for Further Distribution                                                         348,683

SECURED CLAIMS                                                                                                        66,667
     DIP Facility                                                                                                         --
                                                                                                                  ----------
     Other

         Subtotal Claims                                                                                              66,667
         Percentage of Claim Recovered                                                                                 100.0%
                                                                                                                  ----------
         Estimated Assets Available for Further Distribution                                                         232,016

TAX, PRIORITY AND CHAPTER 11 ADMINISTRATIVE CLAIMS
     Chapter 11 Administrative Claims Not Subject to Carve Out                                                       250,000
     Chapter 11 Tax and Priority Claims                                                                                   --
                                                                                                                  ----------
         Subtotal Claims                                                                                             250,000
         Percentage of Claim Recovered                                                                                 100.0%
                                                                                                                  ----------
         Estimated Assets Available for Further Distribution                                                          32,016

GENERAL UNSECURED CLAIMS
     Chapter 11 Pre-petition General Unsecured Claims                                                              1,600,000
                                                                                                                  ----------
         Subtotal Claims                                                                                           1,600,000
         Percentage of Claim Recovered                                                                                   2.0%
                                                                                                                  ----------
         Estimated Assets Available for Further Distribution                                                      $       --
                                                                                                                  ==========

NNISI
LIQUIDATION RECOVERY ANALYSIS
CHAPTER 7 PROCEEDING

                                                                        ESTIMATED
                                                                        BOOK VALUE       LIQUIDATION              LIQUIDATION
                                                                        11/30/2001          FACTOR                   VALUE
                                                                       ------------      ------------             ------------
SUMMARY SCHEDULE OF ASSET LIQUIDATION VALUES
ASSETS
     Cash and Equivalents                                               $    4,802                100%            $    4,802
     Accounts Receivable, net                                              842,367                  5%                42,118
     Prepaid Expenses & Other Receivables                                   93,355                 35%                32,834
     Deposits                                                               98,409                  0%                    --
     Property & Equipment, net                                           1,759,074                  5%                92,500

                                                                        ----------       ------------             ----------
         Estimated Recovery on Book Value of Assets                     $2,798,007                  6%               172,254
                                                                        ==========       ============
     Covista Settlement                                                                                              119,191
                                                                                                                  ----------
         Estimated Assets Available for Distribution                                                                 291,445

SECURED LENDER CARVE-OUTS
     Professional Fees                                                                                                50,000

ADMINISTRATIVE CLAIMS (CHAPTER 7)
     Chapter 7 Trustee                                                                                                 8,743
     Chapter 7 Wind Down Expenses                                                                                     40,000
                                                                                                                  ----------

         Subtotal Claims                                                                                              98,743
         Percentage of Claim Recovered                                                                                 100.0%
                                                                                                                  ----------
         Estimated Assets Available for Further Distribution                                                         192,702

SECURED CLAIMS                                                                                                        66,667
     DIP Facility                                                                                                         --
                                                                                                                  ----------
     Other

         Subtotal Claims                                                                                              66,667
         Percentage of Claim Recovered                                                                                 100.0%
                                                                                                                  ----------
         Estimated Assets Available for Further Distribution                                                         126,035

TAX, PRIORITY AND CHAPTER 11 ADMINISTRATIVE CLAIMS
     Chapter 11 Administrative Claims Not Subject to Carve Out                                                       400,000
     Chapter 11 Tax and Priority Claims                                                                                   --
                                                                                                                  ----------

         Subtotal Claims                                                                                             400,000
         Percentage of Claim Recovered                                                                                  31.5%
                                                                                                                  ----------
         Estimated Assets Available for Further Distribution

GENERAL UNSECURED CLAIMS
     Chapter 11 Pre-petition General Unsecured Claims                                                              4,900,000
                                                                                                                  ----------

         Subtotal Claims                                                                                           4,900,000
         Percentage of Claim Recovered                                                                                   0.0%
                                                                                                                  ----------
         Estimated Assets Available for Further Distribution                                                      $       --
                                                                                                                  ==========

AXISTEL COMMUNICATIONS, INC., NOVO NETWORKS METRO SERVICES,
NOVO NETWORKS GLOBAL SERVICES
LIQUIDATION RECOVERY ANALYSIS
CHAPTER 7 PROCEEDING

                                                                        ESTIMATED
                                                                        BOOK VALUE       LIQUIDATION              LIQUIDATION
                                                                        11/30/2001          FACTOR                   VALUE
                                                                       ------------      ------------             ------------
SUMMARY SCHEDULE OF ASSET LIQUIDATION VALUES
ASSETS
     Cash and Equivalents                                               $       --                  0%            $       --
     Prepaid Expenses & Other Receivables                                    9,680                 75%                 7,260
     Deposits                                                               53,309                100%                53,309
     Property & Equipment                                                2,448,594                 10%               250,000

                                                                        ----------         ----------             ----------
         Estimated Recovery on Book Value of Assets                     $2,511,583                 12%               310,569
                                                                        ==========         ==========
                                                                                                                  ----------
         Estimated Assets Available for Distribution                                                                 310,569

SECURED LENDER CARVE-OUTS
     Professional Fees                                                                                                50,000

ADMINISTRATIVE CLAIMS (CHAPTER 7)
     Chapter 7 Trustee                                                                                                 9,317
     Chapter 7 Wind Down Expenses                                                                                     40,000
                                                                                                                  ----------

         Subtotal Claims                                                                                              99,317
         Percentage of Claim Recovered                                                                                 100.0%
                                                                                                                  ----------
         Estimated Assets Available for Further Distribution                                                         211,252

SECURED CLAIMS                                                                                                        66,667
     DIP
Facility                                                                                                               100.0%
         Percentage of Claim Recovered

                                                                                                                  ----------
         Estimated Assets Available for Further Distribution                                                         144,585

TAX, PRIORITY AND CHAPTER 11 ADMINISTRATIVE CLAIMS
     Chapter 11 Administrative Claims Not Subject to Carve Out                                                       300,000
     Chapter 11 Tax and Priority Claims                                                                                   --
                                                                                                                  ----------

         Subtotal Claims                                                                                             300,000
         Percentage of Claim Recovered                                                                                  48.2%
                                                                                                                  ----------
         Estimated Assets Available for Further Distribution

GENERAL UNSECURED CLAIMS
     Chapter 11 Pre-petition General Unsecured Claims                                                              4,700,000
                                                                                                                  ----------

         Subtotal Claims                                                                                           4,700,000
         Percentage of Claim Recovered                                                                                   0.0%
                                                                                                                  ----------
         Estimated Assets Available for Further Distribution                                                      $       --
                                                                                                                  ==========